Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

ROCHE HOLDINGS, INC.,

ROIVANT SCIENCES LTD.,

PFIZER INC.
(upon execution of and pursuant to the Joinder Agreement referred to herein),

AND

TELAVANT HOLDINGS, INC.

DATED AS OF OCTOBER 22, 2023

i

4.15	Labor Matters	46

4.16	Intellectual Property	47

4.17	Governmental Authorizations	50

4.18	Insurance	50

4.19	Product Liability	50

4.20	Regulatory Matters	51

4.21	Healthcare Data Privacy and Data Protection	53

4.22	Unlawful Payments; International Trade Compliance	55

4.23	Affiliate Transactions	56

4.24	IT, Cybersecurity, Data Privacy	56

4.25	Paris License Agreement	56

4.26	Brokers	56

4.27	No Additional Representations and Warranties	57

4.28	No Reliance	57

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE BUYER	57

5.1	Organization, Standing and Power	57

5.2	Authority; Required Filings and Consents; No Conflict	58

5.3	Legal Proceedings	59

5.4	Financial Capability	59

5.5	Brokers	59

5.6	Acquisition of Transferred Interests for Investment	59

5.7	No Additional Representations or Warranties	59

5.8	No Reliance	60

ARTICLE VI.	CONDUCT OF BUSINESS	60

6.1	Conduct of the Business of the Company	60

6.2	Certain Restrictions During the Pre-Closing Period	60

6.3	Confidentiality	64

6.4	Key License Agreements	65

ARTICLE VII.	ADDITIONAL AGREEMENTS	65

7.1	Access to Information; Development Plan	65

7.2	Consents and Antitrust Approvals	67

7.3	Notice of Certain Events	70

7.4	Public Disclosure	71

7.5	Non-Solicit	71

7.6	Retention of Records	71

7.7	Tax Matters	72

7.8	Affiliate Matters	75

7.9	Release	75

7.10	Employee Matters	76

7.11	Directors & Officers Indemnification	78

7.12	Paris Transaction Agreements	79

7.13	Post-Closing Arrangements	79

7.14	Drag-Along	79

7.15	Trademark Phase-Out	79

ARTICLE VIII.	CONDITIONS TO ACQUISITION	79

8.1	Conditions to Each Party’s Obligation to Effect the Acquisition	79

8.2	Additional Conditions to Obligations of the Buyer	80

8.3	Additional Conditions to Obligations of the Company and the Sellers	81

ARTICLE IX.	TERMINATION AND AMENDMENT	82

9.1	Termination	82

9.2	Effect of Termination	83

9.3	Termination Fees.	83

9.4	Fees and Expenses	84

9.5	Amendment	84

9.6	Extension; Waiver	84

ARTICLE X.	MISCELLANEOUS	85

10.1	Notices	85

10.2	Entire Agreement	86

10.3	No Third-Party Beneficiaries	86

10.4	Assignment	86

10.5	Severability	86

10.6	Counterparts and Signature	87

10.7	Interpretation	87

10.8	Governing Law	88

10.9	Remedies	88

10.10	Submission to Jurisdiction	89

10.11	WAIVER OF JURY TRIAL	89

10.12	Company Disclosure Schedule	89

10.13	Non-Survival of Representations, Warranties and Covenants	90

10.14	Joint Negotiation	90

10.15	Waiver of Conflicts; Privilege.	91

EXHIBITS:

Exhibit A	Current Assets and Current Liabilities
Exhibit B	Development Plan
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Closing Date Statement
Exhibit E	Form of FIRPTA Certificate
Exhibit F	Form of Trademark Assignment Agreement
Exhibit G	Milestone Payment

SCHEDULES:

Company Disclosure Schedule
Schedule A	Accounting Principles

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 22, 2023 (the “Effective Date”), by and among Roche Holdings, Inc., a Delaware corporation (the “Buyer”), Roivant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Rome”), and Telavant Holdings, Inc., a Delaware corporation (the “Company”), and will subsequently be entered into by Pfizer Inc., a Delaware corporation (“Paris”) (collectively with Rome, the “Sellers”), pursuant to the Joinder Agreement referred to herein.

WHEREAS, (a) Rome is the direct beneficial owner and holder of record of 70,000,000 shares of Common Stock and 35,000,000 shares of Series A-1 Preferred Stock (collectively, the “Rome Company Shares”) and (b) Paris is the direct beneficial owner and holder of record of 35,000,000 shares of Series A-2 Preferred Stock (the “Paris Company Shares” and, together with the Rome Company Shares, the “Company Shares”);

WHEREAS, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the Company Shares upon the terms and subject to the conditions of this Agreement (such purchase and sale, together with all other transactions contemplated by this Agreement, the “Acquisition”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the Acquisition as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1         Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“280G Gross-up Liabilities” means the aggregate amount of gross-up payments required to make Company Group Service Providers whole for any excise taxes and related penalties owed by the Company Group Service Providers under Section 4999 of the Code, as determined by KPMG LLP (the “280G Gross-up Payments”), and the employer portion of any employment or payroll Taxes related thereto.

“Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth on Schedule A attached hereto.

“Accrued Bonus Obligations” means any unpaid cash incentive bonuses and commissions payable to any Company Group Employee pursuant to the terms of any Benefit Plan with respect to the portion of the year up to and including the Closing Date (the “Accrued Bonus Amounts”), and the employer portion of any employment or payroll Taxes related thereto.

“Action” means any judicial or administrative claim, action, charge, suit, arbitration, litigation or proceeding, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly (through one of more intermediaries), controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including correlative meanings, the terms “controlled by,” “controlling” or “under common control”) means (a) the direct or indirect ownership of 50% or more of the voting stock or other voting interests of the Person or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body of the Person. Notwithstanding the foregoing, (w) no member of the Company Group shall be deemed to be an Affiliate of Rome or Paris, (x) Rome and Paris shall not be considered Affiliates of each other (y) Chugai Pharmaceutical Co., Ltd. shall not be deemed to be an Affiliate of Buyer and (z) Immunovant, Inc. and its Subsidiaries shall not be considered Affiliates of any member of the Rome Group.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or lessening of competition through merger or acquisition.

“Approved 280G Gross-up Liabilities” means the portion of the 280G Gross-Up Payments that Rome determines will be payable to the Company Group Service Providers, in an aggregate amount up to [***] (the “Approved 280G Gross-up Payments”), and the employer portion of any employment or payroll Taxes related thereto.

“Base Purchase Price” means $7,100,000,000.

“Biologic” means any composition of matter comprising proteins, nucleic acids, carbohydrates or a combination of these substances, including monoclonal antibodies (derivatives or fragments thereof), other binding proteins, peptide molecules, RNA molecules, DNA molecules, viruses, gene therapy vectors or genetically engineered cells, or any other article regulated by a Regulatory Authority as a biologic.

“BLA” means a Biologics License Application as described in 21 C.F.R. §601.2 or equivalent application in any applicable foreign jurisdiction.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York; Hamilton, Bermuda; or London, United Kingdom are authorized or obligated by applicable Law to close.

“Business Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that no change, event, circumstance, occurrence, effect, state of facts or development to the extent resulting or arising from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (i) changes generally affecting the U.S. or global economy or financial or securities markets, including changes in interest or exchange rates; (ii) the negotiation, execution, public announcement, pendency or consummation of the Acquisition and the identity of, or the effects of any facts and circumstances relating to, the Buyer, including any impact thereof on the suppliers, vendors, employees, service providers or other business relations of the Company Group (provided that this clause (ii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences arising from the execution or delivery of this Agreement or the consummation of the Acquisition); (iii) (A) any act of war (whether or not declared), hostility, terrorism, riot, political unrest, calamity or crisis, or similar activities or events, (B) earthquake, landslide, tsunami, flood, hurricane, cyclone, tornado, volcanic activity, wildfire or other fire, drought, famine or other natural disaster, (C) epidemic, pandemic, endemic, disease or virus outbreak or public health emergency (including in respect of COVID-19) and (D) any continuation, escalation, worsening or other change in respect of any of the items or matters referenced in the foregoing clauses (A), (B) and (C); (iv) to the extent arising after the Effective Date and not resulting from knowing and intentional misconduct by the Rome Group, (A) any results, outcomes, data, adverse events, side effects or safety observations arising from any Clinical Trials being conducted by or on behalf of the Company Group relating to any Program Compound or Program Product or by any competitor of the Company Group (or the announcements thereof), (B) the determination by, or the delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to the hold (including clinical hold), acceptance, filing, designation, approval, clearance, non-acceptance, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any Program Compound or Program Product or any competitor’s product candidates, (C) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any Program Compound or Program Product, or any guidance, announcement or publication by the FDA or other Governmental Authority relating to any Program Compound or Program Product or product of any competitor or (D) any manufacturing or supply chain disruptions or delays affecting any Program Compound or Program Product or developments relating to reimbursement, coverage or payor rules with respect to any Program Compound or Program Product (provided that this clause (iv) shall not apply to any representation or warranty to the extent the Person making such representation or warranty has committed Fraud with respect thereto); (v) any change generally in business, regulatory or other conditions in the industry in which the Company Group operates; (vi) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that any change, event, circumstance, occurrence, effect, state of facts or development giving rise to or contributing to any such failure may be deemed, constitute or be taken into account in determining whether there has been, or there would reasonably be expected to be, a Business Material Adverse Effect, to the extent not otherwise excluded in this definition); (vii) any adoption, change, implementation, repeal, modification, reinterpretation or proposal of GAAP or any applicable Law by any Governmental Authority, in each case, after the Effective Date; (viii) any action taken or not taken by the Company Group or a Seller (A) at the Buyer’s prior written request or with the Buyer’s written consent or (B) in order to comply with the express terms of this Agreement; or (ix) to the extent [***] not resulting from knowing and intentional misconduct by the Rome Group, any results, outcomes, data, observations or any other information relating to or arising from any research, experiment, analysis or other testing (including any such testing with respect to chemistry, manufacturing and controls matters) conducted by or on behalf of the Buyer, the Sellers or any of their respective Affiliates, [***] (provided that this clause (ix) shall not apply to any representation or warranty to the extent the Person making such representation or warranty has committed Fraud with respect thereto), except, in the case of the foregoing clauses (i), (iii), (v) or (vii), to the extent that the Company Group, taken as a whole, is disproportionately and adversely affected thereby relative to other Persons operating in the industry in which the Company Group operates (in which case the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Buyer Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of facts or development that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the Acquisition.

“Calculation Time” means 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Capital Stock” means the Common Stock and the Preferred Stock.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Authority or other Third Party in connection with the consummation of the Acquisition, including the expiration or termination of any waiting period (and any extensions thereof) under any applicable Laws.

“Clinical Trials” means any human clinical trials, including any Phase 1 Clinical Trials, Phase 2 Clinical Trials, Phase 3 Clinical Trials, Phase 4 Clinical Trials or variations or subsets of such trials.

“Closing Cash” means the aggregate amount of cash and cash equivalents held by the Company Group as of the Calculation Time, calculated in accordance with the Accounting Principles; provided that if any member of the Company Group uses any such cash or cash equivalents to pay any Indebtedness or Transaction Expenses or to repurchase or redeem any capital stock or other securities or to make any dividend or distribution, in each case, following such time and prior to immediately prior to the Closing, then Closing Cash shall be calculated as if such actions had been taken prior to such time. Closing Cash shall (a) exclude (i) the amount of any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of any member of the Company Group that have not yet settled and (ii) the aggregate amount of all cash or cash equivalents that are not freely usable, distributable or transferable by the Company Group (including security or similar deposits, bond guarantees, amounts held as collateral in respect of outstanding letters of credit) and (b) include, to the extent not already reflected in the immediately preceding sentence, the amount of all cash subject to received checks, drafts, wire transfers and credit transactions written or made for the benefit of any member of the Company Group but not yet cleared.

“Closing Indebtedness” means any Indebtedness of the Company Group outstanding as of immediately prior to the Closing, calculated in accordance with the Accounting Principles.

“Closing Net Working Capital” means (a) the current assets of the Company Group, minus (b) the current liabilities of the Company Group, in each case as of the Calculation Time, in each case without duplication and without giving effect to the Acquisition, and calculated in accordance with the Accounting Principles, which current assets and current liabilities shall include only the line items set forth on Exhibit A attached hereto under the headings “Current Assets” and “Current Liabilities,” respectively, and no other assets or liabilities; provided that in no event shall “Closing Net Working Capital” include (i) any amounts to the extent included in Closing Cash or Closing Indebtedness, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing, or (iii) liabilities or payments that are expressly required to be paid at or following the Closing by a Seller or any of its Affiliates (excluding, for clarity, all members of the Company Group); and provided, further that “Closing Net Working Capital” (A) shall include all current Tax assets and liabilities (other than with respect to income Taxes) and (B) shall not include any income Tax assets or liabilities, deferred Tax assets or liabilities or any amounts included in the calculation of Transaction Expenses.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commercialization” means activities directed to obtaining pricing and reimbursement approvals or marketing, promoting, branding, distributing, importing, exporting, using, offering for sale, selling or otherwise commercializing a product, including interacting with Regulatory Authorities regarding the foregoing.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Exclusively Licensed Intellectual Property” means all Company Licensed Intellectual Property that is exclusively licensed to any member of the Company Group, including, for the avoidance of doubt, the Intellectual Property exclusively licensed to Telavant under the Paris License Agreement.

“Company Group” means the Company and its Subsidiaries.

“Company Group Employee” means, as of any relevant time, each employee of the Company Group other than any officer who does not receive any compensation or benefits directly from any member of the Company Group.

“Company Group Service Provider” means, as of any relevant time, (a) each Company Group Employee, (b) each director or officer of the Company Group who receives compensation or benefits directly from any member of the Company Group and (c) each individual independent contractor who is a party to a written contract with any member of the Company Group to provide services to the Company Group.

“Company Intellectual Property” means the Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to any member of the Company Group or for which any member of the Company Group has obtained a covenant not to be sued.

“Company Owned Intellectual Property” means (a) any and all Intellectual Property that is owned (or purported to be owned) by any member of the Company Group and (b) the Telavant Trademarks. For purposes of this Agreement, “purported to be owned” means, with respect to any Intellectual Property, to be named the owner of record of any such Intellectual Property registered or recorded with a Governmental Authority for the purposes of establishing or providing notice of ownership of such Intellectual Property or to otherwise be claimed by any member of the Company Group as being owned or licensed by any member of the Company Group.

“Company RSU” means each restricted stock unit granted pursuant to the Company Stock Plan or otherwise (whether vested or unvested) that represents the right to receive payment in shares of Common Stock or an amount in cash equal to the fair market value of such shares of Common Stock.

“Company RSU Holder” means each Person holding any Company RSU as of immediately prior to the Closing.

“Company Stock Plan” means the Telavant Holdings, Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

“Constitutive Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or equivalent organizational documents of a Person.

“Contract” means any contract, commitment, agreement, instrument, obligation, subcontract, lease, license, sublicense, mortgage, indenture, bond, guaranty, promissory note, purchase order, undertaking or other legally binding arrangement or understanding, in each case, whether written or oral.

“Copyright” means any copyrights or copyrightable works, including all works for hire, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, all registrations, applications for registration and renewals of any of the foregoing anywhere in the world, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of copyright Law anywhere in the world.

“Cover” or “Covered” means, with respect to any Patent, that any Manufacture, use, offer for sale, sale, importation or exportation of any product or practice of any method would infringe a claim of such Patent in the country in which such activity occurs absent a license thereto (or ownership thereof), and, in the case of a pending Patent application, that any Manufacture, use, offer for sale, sale, importation or exportation of any product or practice of any method would infringe a pending claim thereof, assuming that such pending claim had been issued.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the CARES Act, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“Data Protection Laws” means all applicable Laws, including the relevant Healthcare Laws, relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Data, data privacy, data security or data breach notification.

“Data Requirements” means all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any Personal Data or any sensitive or confidential information or data (whether in electronic or any other form or medium) with respect to the Program Business by any member of the Company Group: (a) the Rome Group’s own published privacy policies applicable to the Program Business; (b) all Data Protection Laws; (c) industry standards and certifications binding on any member of the Company Group with respect to the Program Business (including, to the extent applicable, the Payment Card Industry Data Security Standards (PCI-DSS)) and (d) contractual obligations of any member of the Company Group.

“Development” means Pre-Clinical Development and clinical drug development activities reasonably relating to the development of a compound or product and submission of information regarding a compound or product to a Regulatory Authority in connection therewith, including Clinical Trials (including pre- and post-Regulatory Approval studies and statistical analysis), but excluding Commercialization activities. When used as a verb, “Develop” means to engage in Development.

“Development Plan” means the written Development plan that sets forth the anticipated Development activities to be performed by or on behalf of the Company Group related to any Program Compound or Program Product during the Pre-Closing Period, including a budget therefor, as may be amended from time to time by the Company Group in accordance with the terms of this Agreement. The Development Plan as of the Effective Date is attached hereto as Exhibit B.

“DOJ” means the United States Department of Justice.

“EMA” means the European Medicines Agency.

“Encumbrance” means any charge, lien, mortgage, hypothecation, deed of trust, pledge, charge, security interest, easement, servitude, encroachment, license or other similar encumbrance (any action of correlative meaning, to “Encumber”).

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, information request, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties or corrective actions) arising out of, based on, resulting from or relating to (a) the presence, release or threatened release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past or (b) conditions, facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution, human and worker health or safety, or protection of the environment (including indoor and ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, marketing, sale, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (d) endangered or threatened species of flora and fauna (including fish, wildlife and plants), and the management or use of natural resources, (e) the preservation of the environment or mitigation of adverse effects on or to human health or the environment or (f) emissions or control of greenhouse gases.

“Equity Securities” means (a) any capital stock or share capital of, other voting securities of, other equity, membership or other ownership interest in any Person, (b) any securities (including debt securities) directly or indirectly convertible into, or exchangeable or exercisable for, any capital stock or share capital of, other voting securities of, other equity, membership or other ownership interest in any Person, (c) any rights, warrants or options (including exchange rights, put rights and call rights) directly or indirectly to subscribe for or to purchase any capital stock or share capital of, other voting securities of or other equity, membership or other ownership interest in, any Person, or to subscribe for or to purchase any securities (including debt securities) convertible into, or exchangeable or exercisable for, any capital stock or share capital of, other voting securities of or other equity, membership or other ownership interest in, any Person or (d) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, at any relevant time, is treated as a single employer with any member of the Company Group pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Purchase Price” means an amount equal to the Base Purchase Price (a) plus the amount of Estimated Closing Cash, (b) plus the amount of the Estimated Net Working Capital Adjustment Amount, (c) less the Estimated Closing Indebtedness and (d) less the amount of all Estimated Transaction Expenses.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to any representation or warranty made by such Party set forth in Article III, Article IV or Article V, as applicable. For the avoidance of doubt, Fraud does not include (a) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or any similar theory or (b) equitable fraud, promissory fraud, unfair dealings fraud or any other tort (including fraud) based on negligence or recklessness or any similar theory.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Share Number” means the sum (without duplication) of (a) the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Closing, (b) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock issued and outstanding as of immediately prior to the Closing and (c) the aggregate number of shares of Common Stock issuable upon the settlement of all Company RSUs issued and outstanding as of immediately prior to the Closing.

“Fundamental Representations” means the representations and warranties of the Sellers and the Company in (a) Sections 3.1 and 3.2(a) and (b) Sections 4.1, 4.2, 4.3(a), 4.3(b), the last sentence of 4.4(c), 4.6(b) (solely with respect to the Paris License Agreement), 4.16(g), 4.16(i), 4.20(e), 4.23 and 4.26.

“GCP” means the applicable then-current FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 58, and all analogous guidelines promulgated by the EMA or the ICH, as applicable.

“GLP” means the applicable then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by other applicable Regulatory Authorities, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

“GMP” means the applicable then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and 21 C.F.R. Parts 210, 211 and 600-680, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other applicable Regulatory Authorities, as they may be updated from time to time.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) international, supranational, transnational, multinational, federal, state, local, municipal, foreign or other government, agency or authority or (c) governmental or quasi-governmental authority of any nature (including any governmental or non-governmental self-regulating, division, department, agency, Regulatory Authority, commission, instrumentality, organization, unit or body and any court, arbitral body or other tribunal).

“Governmental Authorizations” means all licenses, permits (including insurance permits), variances, waivers, orders, registrations, consents, certificates, certifications, clearances, concessions, grants, approvals, franchises and other authorizations and approvals of or by a Governmental Authority required (a) with respect to the Parties, to perform their respective obligations hereunder and (b) to carry on the Program Business or the business of the Company Group.

“Healthcare Laws” means any applicable Laws (a) pertaining to the research, Development, testing, production, Manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, Third Party reimbursement or sale and other Commercialization of pharmaceutical products and Biologics, (b) governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of Clinical Trials and (c) all regulations promulgated pursuant to (a) and (b) and analogous or similar applicable Laws governing the testing, approval, manufacturing, marketing, sale and other Commercialization of pharmaceutical products and Biologics and relationships with payors, patients and healthcare professionals, including the FD&C Act, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a) and HIPAA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information and Technology for Economic and Clinical Health Act of 2009.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“IND” means an Investigational New Drug Application under 21 C.F.R. Part 312 in the United States or similar clinical trial application in other countries.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including all obligations for principal, interest, penalties, fees, expenses, breakage costs, prepayment premiums or penalties incurred in connection with the repayment of such borrowed money and bank overdrafts thereunder), (b) all obligations of such Person evidenced by debt securities, bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than Permitted Encumbrances or Permitted Licenses) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (calculated, in the case of Indebtedness for which recourse is limited solely to the property subject to the applicable Encumbrance, as an amount equal to the lesser of (i) the value (as determined in good faith by the Company) of the property of such Person subject to such Encumbrance securing such Indebtedness and (ii) the amount of such Indebtedness), (e) all guarantees by such Person of Indebtedness of others, (f) the capitalized amount of all capital lease obligations of such Person (excluding, for the avoidance of doubt, any operating leases), (g) all reimbursement obligations of such Person as an account party in respect of letters of credit, performance bonds and banker’s acceptances (to the extent drawn), (h) all accrued and unpaid income Taxes of the Company Group with respect to all Pre-Closing Tax Periods, taking into account and netting out Tax credits and other Tax assets of any member of the Company Group, including all Transaction Tax Deductions, to the extent such credits and assets would actually reduce the tax liability accrued hereunder (which amount under this clause (h) shall not be less than zero for any jurisdiction in which such Taxes are accrued for any Pre-Closing Tax Period), (i) any net cash payment obligations of such Person under any currency swaps, forward contracts, currency or other derivative or hedging arrangements of such Person, in each case to the extent payable as a result of the consummation of the Acquisition, (j) any declared but unpaid dividends, or other distributions or loans payable by such Person to its equityholders or Affiliates (excluding those set forth in Section 7.8 of the Company Disclosure Schedule), (k) to the extent not settled or eliminated prior to Closing, any amounts owed by any member of the Company Group to any Affiliate of the Sellers that is not a member of the Company Group and (l) subject to clause (v) of the immediately following sentence, the maximum gross amount of any “earn-out” or similar obligation; provided, however, that for clarity, Indebtedness shall exclude any Transaction Expenses and any amounts included (or required to be included) in the Net Working Capital Adjustment Amount. For the avoidance of doubt, Indebtedness shall not include (i) any trade credit or trade payables, (ii) any Indebtedness incurred or arranged by the Buyer and its Affiliates (and subsequently assumed or guaranteed by the Company Group) on or after the Closing Date, (iii) any obligations or liabilities under any Contract between the Company Group, on the one hand, and the Buyer or any of its Affiliates, on the other hand, (iv) any Intercompany Obligations and (v) any milestone, royalty or other deferred or contingent payment obligations, including any of the foregoing under the Paris License Agreement, any of [***] or any Contract with any contract manufacturing organization or contract research organization entered into in the Ordinary Course.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (a) Patents and other indicia of ownership of an invention recognized or issued by or filed with any Governmental Authority; (b) inventions, discoveries and other Know-How, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items; (c) Trademarks; (d) published and unpublished works of authorship, including audiovisual works, collective works and Copyrights; (e) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (f) instantiations of any of the foregoing in any form and embodied in any media; (g) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (h) other intellectual property and proprietary rights; (i) rights to claim priority to, and to collect royalties and proceeds in connection with, any of the foregoing; and (j) rights to sue and recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing.

“Intercompany Obligations” means all intercompany accounts, all intercompany Indebtedness and all other intercompany obligations between either Seller or any of its Affiliates, on the one hand, and any member of the Company Group, on the other hand.

“International Plan” means a Benefit Plan maintained primarily for employees and former employees located outside of the United States.

“Joinder Agreement” means the Joinder Agreement, substantially in the form attached hereto as Exhibit C, with such modifications thereto as the Buyer and Rome may agree.

“Know-How” means all confidential and proprietary commercial, technical, scientific and other data, results, know-how and information, trade secrets, inventions, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, knowledge, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs and specifications (including biological, chemical, structural, pharmacological, toxicological, clinical, safety, assay, method of screening, study designs and protocol and related know-how and trade secrets, and manufacturing data, non-clinical information, pre-clinical and clinical data, specifications of ingredients, manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures and related know-how and trade secrets), in all cases, whether or not confidential, proprietary, reduced to practice, patented or patentable, in written, electronic or any other form now known or hereafter developed.

“Law” means local, state, supranational, federal, national, regional, municipal, provincial or international statute, law, act, constitution, ordinance, code, rule, treaty, regulation, common law or other legal requirement.

“Liabilities” means all liabilities and obligations of every kind and nature, whether accrued, direct or indirect, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

[***]

“MAA” means a marketing authorization application, including a BLA, to market a pharmaceutical product or Biologic in any country or group of countries, as defined in the applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

“Manufacturing” means all activities directed to making, sourcing of necessary raw materials, manufacturing, producing, processing, packaging, labeling, finishing, quality assurance testing, shipping, holding (prior to distribution) and release of a product (or any component of such product). When used as a verb, “Manufacture” means to engage in Manufacturing.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance, in each case, as defined by or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

[***]

“Most Recent Balance Sheet Date” means September 30, 2023.

[***]

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Net Working Capital minus (b) the Target Net Working Capital.

“Order” means, with respect to any Person, any judgment, decision, writ, decree, award, consent decree, injunction, ruling or order of any federal, state, local or other domestic or foreign court or Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent) that, in each case, is binding on such Person or its property under applicable Laws.

“Ordinary Course” means the ordinary course of the Company Group’s business.

“Paris License Agreement” means that certain License and Collaboration Agreement, dated as of November 21, 2022, by and between Paris, Rome and Telavant.

“Paris Transaction Agreements” means the (a) Voting Agreement, dated as of November 21, 2022, among Rome, Paris and the Company, (b) Investor Rights Agreement, dated as of November 21, 2022 among Rome, Paris and the Company (the “Investor Rights Agreement”), (c) Right of First Refusal and Co-Sale Agreement, dated as of November 21, 2022 among Rome, Paris and the Company (the “ROFR and Co-Sale Agreement”) and (d) the Commitment Letter, dated as of November 21, 2022, by and between Rome and the Company (the “Equity Commitment Letter”).

“Parties” means Rome, Paris (solely upon the execution and delivery of the Joinder Agreement and solely with respect to the sections of this Agreement specified therein), the Company and the Buyer.

“Patents” means (a) all patents and patent applications (provisional and non-provisional) anywhere in the world, including PCT applications, (b) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly, to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or are entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world (including from PCT applications), together with all registrations, reissues, re-examinations, patents of addition, utility models or designs, renewals, substitutions, revisions, provisionals, supplemental protection certificates, inventors’ certificates and all disclosures, or extensions of any of the foregoing and counterparts thereof anywhere in the world.

“Per Share Value” means an amount equal to the quotient of (a) an amount equal to the Estimated Purchase Price divided by (b) the Fully Diluted Share Number.

“Per Share Milestone Payment Amount” means, if applicable, with respect to the Milestone Payment payable under Exhibit G, an amount equal to the quotient of (a) an amount equal to (i) the Milestone Payment, less (ii) the aggregate amount of the employer portion of any employment or payroll Taxes required to be paid in respect of the portion of the Milestone Payment allocable to Company RSUs, whether or not such employment or payroll Taxes are due and payable at the time of payment of the underlying compensatory obligation, divided by (b) the Fully Diluted Share Number.

“Permitted Encumbrances” means the following: (a) Encumbrances expressly disclosed in the Company’s balance sheet as of the Most Recent Balance Sheet Date; (b) Encumbrances for Taxes (i) not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and, if so contested, for which adequate reserves have been established in accordance with GAAP; (b) Encumbrances for assessments and other governmental charges or Encumbrances of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course, in each case (i) for sums not yet due and payable or (ii) due but not delinquent or (iii) being contested in good faith by appropriate proceedings and, in the case of this clause (iii), for which adequate accruals or reserves have been established on the books and records of the Company Group in accordance with GAAP; (d) security given in the Ordinary Course to any public utility or Governmental Authority; (e) Encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the Company Group; (f) Encumbrances that do not materially interfere with the use or operation of the property subject thereto and (g) Permitted Licenses.

“Permitted License” means any non-exclusive license of Intellectual Property granted by any member of the Company Group in the Ordinary Course in furtherance of the Development or Manufacturing activities of the Company Group to be performed on behalf of any member of the Company Group by a services provider; provided that the agreement under which such non-exclusive license is granted (a) does not grant the applicable licensee any Commercialization rights with respect to any of the Program Products or any Intellectual Property licensed thereunder, (b) does not include any royalty or other similar contingent payment obligation of any member of the Company Group based upon the Manufacture, use or sale of services, processes or products or the grant of sublicenses under such license for the Manufacture, use or sale of services, processes or products, and (c) shall not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor shall the consummation of such transactions constitute a material breach or default under such license or otherwise give the counterparty thereto or any other Person a right to terminate such license.

“Person” means any individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a business trust, a trust, a Governmental Authority or any other entity or organization, whether or not a legal entity.

“Personal Data” means all data or other information (a) that can identify an individual or, in combination with any other information or data available to any member of the Company Group, is capable of identifying an individual or (b) that is otherwise considered “personally identifiable information,” “personal information,” “individually identifiable health information,” “personal data” or the like under any applicable Data Protection Laws.

“Phase 1 Clinical Trial” means a human clinical trial of a product designed to satisfy the requirements of 21 C.F.R. § 312.21(a) and is intended to determine metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of efficacy, or any comparable trial under applicable Laws.

“Phase 2 Clinical Trial” means a human clinical trial of a product designed to satisfy the requirements of 21 C.F.R. § 312.21(b) and intended to explore a variety of doses, dose responses and durations of effect, and to generate data on side effects and clinical efficacy for a particular indication or indications in a target patient population, or any comparable trial under applicable Laws.

“Phase 3 Clinical Trial” means a human clinical trial of a product designed to satisfy the requirements of 21 C.F.R. § 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed and (c) support Regulatory Approval for such product, or any comparable trial under applicable Laws.

“Phase 4 Clinical Trial” means a human clinical trial, or other test or study, of a product for an indication that is commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the product for such indication (and which may include investigator-sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

“Pre-Clinical Development” means activities relating to the discovery, research and pre-clinical development of a compound or product, including toxicology, pharmacology and other discovery, optimization and pre-clinical efforts, test method development and stability testing, Manufacturing process development, formulation development, delivery system development, and quality assurance and quality control development, but excluding Clinical Trials (including pre- and post-Regulatory Approval studies and statistical analysis) and Commercialization activities.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Program Business” means the business of the Company Group as conducted by the Company Group as of the Effective Date and as of immediately prior to the Closing.

“Program Compound” means any TL1A Antibody that is Covered by any Patent or incorporates or embodies any Know-How that is owned by or licensed to any member of the Company Group. A complete list of Program Compounds, as of the Effective Date, is set forth in Section 1.1 of the Company Disclosure Schedule.

“Program Product” means any pharmaceutical composition, preparation or product that constitutes, incorporates, comprises, or contains any Program Compound, alone or in combination with one or more other active ingredients (that are not Program Compounds), whether co-formulated or co-packaged, in each case in any presentation, form or formulation (including in any dosage strength) for any and all uses.

“Pro Rata Portion” means, with respect to each Seller, an amount equal to the quotient of (a) the sum of (i) the aggregate number of shares of Common Stock held by such Seller as of immediately prior to the Closing plus (ii) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock held by such Seller as of immediately prior to the Closing divided by (b) the sum (without duplication) of (i) the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Closing and held by the Sellers and (ii) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock issued and outstanding as of immediately prior to the Closing and held by the Sellers and disregarding any conversion of Company RSUs such that the sum of the Pro Rata Portions held by Rome and Paris shall always equal 100%.

“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.

“Purchase Price” means an amount equal to the Base Purchase Price (a) plus the amount of Closing Cash, (b) plus the amount of the Net Working Capital Adjustment Amount, (c) less the amount of Closing Indebtedness and (d) less the amount of all Transaction Expenses.

“Registered Company Intellectual Property” means any and all Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by, any Governmental Authority in any jurisdiction, including internet domain name registrations, websites and social media handles owned or exclusively licensed by the Company Group in the conduct of its business.

“Regulatory Approvals” means, with respect to a country or region, any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by the relevant Governmental Authority necessary in order to import, distribute, market and sell a pharmaceutical product in such country or region, including any BLAs and MAAs (but excluding pricing and reimbursement approvals).

“Regulatory Authority” means, with respect to a jurisdiction, any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, subdivision, instrumentality, official, bureau, commission, council or other governmental authority with responsibility for granting any Regulatory Approvals with respect to any pharmaceutical or biologic product.

“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications and authorizations (including MAAs and other Regulatory Approvals) or waivers with respect to the Development, Manufacture, Commercialization or other exploitation of a pharmaceutical product (including any compound, Biologic or product) made to or received from any Regulatory Authority in a given country, including any IND or BLA.

“Retained Severance Obligations” means the sum of (a) the aggregate amount for all Terminated Employees of, with respect to each such Terminated Employee, any excess of (i) such Terminated Employee’s Contractual Cash Severance over (ii) the Section 7.10(a) Cash Severance and (b) any excess of (i) the sum of (A) the aggregate Severance Obligations for the New Hires and (B) the employer portion of any employment or payroll Taxes related thereto over (ii) [***].

“Rome Group” means Rome and its Subsidiaries (including, prior to the Closing, the Company Group); provided that Immunovant, Inc. and its Subsidiaries shall not be included in the Rome Group.

“Rome’s Knowledge” or the “Knowledge of Rome” means, the actual knowledge, upon reasonable inquiry of their respective direct reports, of [***].

“Securities Act” means the Securities Act of 1933.

“Seller Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of facts or development that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of any Seller to consummate the Acquisition.

“Series A-1 Preferred Stock” means Series A-1 Preferred Stock, par value $0.01 per share, of the Company.

“Series A-2 Preferred Stock” means Series A-2 Preferred Stock, par value $0.01 per share, of the Company.

“Services Agreement” means that certain Services Agreement, dated as of November 21, 2022, by and among Roivant Sciences, Inc., the Company and Telavant.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person as to which it owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests, or any partnership or limited liability company of which such Person is a general partner or managing member. Notwithstanding the foregoing, Chugai Pharmaceutical Co., Ltd. shall not be deemed to be a Subsidiary of Buyer.

“Target Net Working Capital” means [***].

“Tax” means all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments in the nature of a tax, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the U.S. federal government or any state, local or non-U.S. government.

“Tax Authority” means the Internal Revenue Service and any state, local or non-U.S. Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Package” means (a) pro forma U.S. federal, state and local combined, consolidated, affiliated, unitary or similar Tax Returns relating to the operations of the Company Group (including all associated workpapers) for the Tax Period of the Company Group ending on the Closing Date and (b) any additional information relating to the operations of the Company Group for the Tax Period including the Closing Date for the jurisdictions listed in Section 4.10(f) of the Company Disclosure Schedule in the case of state and local Tax Returns and such other jurisdictions as Rome and Buyer may reasonably agree that is reasonably necessary to prepare and file any applicable Tax Return required to be filed by Rome; provided that in no event shall the Tax Package include any information related to the operations of the Buyer or any of its Affiliates (other than such information related to the operations of the Company Group covered by clauses (a) and (b) of this definition).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, claims for refund or other written information with respect to any Tax which is supplied to or required to be supplied to any Tax Authority, including any and all attachments, amendments and supplements thereto.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement entered into prior to the Closing, binding any member of the Company Group that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, in each case other than agreements or arrangements entered into in the Ordinary Course that do not relate primarily to Taxes.

“Telavant” means Telavant, Inc., a Delaware corporation.

“Telavant Trademarks” means (a) any Trademark that contains the name or mark “Telavant” and (b) any other Trademarks that are similar to, or a variation or derivation of, “Telavant” (including all translations, abbreviations and adaptations thereof and combinations therewith and any Trademark derived from, confusingly similar to or including any of the foregoing), in each case that are owned by any member of the Rome Group.

“Third Party” means any Person other than the Buyer, the Sellers (but with respect to Paris, only upon the execution and delivery of the Joinder Agreement, until which point it shall be deemed a Third Party), the members of the Company Group and their respective Affiliates.

“TL1A” means [***].

“TL1A Antibody” means any antibody or antigen binding portion thereof that is intended to bind to, affect, induce an inhibition, activation, disruption or other modulation of, or is otherwise directed to, TL1A.

“Trademark Assignment Agreement” means the trademark assignment agreement to be entered into by and between Roivant Sciences GmbH and the Company, substantially in the form attached hereto as Exhibit F, pursuant to which Roivant Sciences GmbH will transfer and assign to the Company all of the Telavant Trademarks owned by the Rome Group as of immediately prior to the Closing.

“Trademarks” means any and all trademarks, service marks, trade dress, trade names, logos, slogans, words, names, symbols, designs, corporate names, internet domain names, social media handles and accounts, doing business designations, and all other indicia of origin (whether or not registered), and all registrations, applications for registration and renewals of any of the foregoing anywhere in the world, and all goodwill associated with any of the foregoing.

“Transaction Expenses” means (a) (i) all fees, costs and expenses payable to legal counsel or to any financial advisor, accountant, consultant, auditor, expert or other similar professional Person who performed services for or on behalf of the Company Group in connection with the negotiation, preparation, execution and consummation of this Agreement, other agreements and arrangements prepared in connection herewith and the Acquisition or the process by which Rome or its Representatives solicited, discussed or negotiated strategic alternatives with respect to the Company Group or the Program Business and (ii) all brokers’ or finders’ fees payable in connection with the Acquisition, in the case of each of clauses (i) and (ii), that were incurred (and whether or not yet invoiced), by the Company Group prior to the Closing and remain unpaid as of immediately prior to the Closing (the amounts set forth in this clause (a), the “Specified Transaction Expenses”), (b) the employer portion of any employment or payroll Taxes related to the Closing Company RSU Consideration, whether or not such employment or payroll Taxes are due and payable at the time of payment of the underlying compensatory obligation, in the case of clause (b), other than amounts that have been paid prior to the Closing and (c) the Retained Severance Obligations and the Accrued Bonus Obligations; provided, however, that in no event shall Transaction Expenses include any amounts to the extent included (or required to be included) in Closing Indebtedness or in the Net Working Capital Adjustment Amount.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of Tax deductions to the extent deductible by any member of the Company Group at a “more likely than not” (or higher) comfort level in a Pre-Closing Tax Period with respect to (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, severance payments, synthetic equity payments or similar payments made or to be made by the Company Group in connection with or resulting from the Closing (or included as a liability in Closing Net Working Capital or Closing Indebtedness), (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, accelerated, deferred or unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness in connection with the Closing (or included as a liability in Closing Net Working Capital), (iii) all fees, costs and expenses incurred by the Company Group in connection with or incident to this Agreement and the transactions contemplated hereby (or included as a liability in Closing Net Working Capital or Closing Indebtedness), including any such legal, accounting and investment banking fees, costs and expenses, (iv) any employment Taxes with respect to the amounts set forth in the foregoing clause (i) and (v) any Transaction Expenses not otherwise included in the foregoing clauses (i) through (v). The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (iii) above.

“Willful Breach” means, with respect to any agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge that such action or omission is, or would reasonably be expected to be or result in, a breach of such agreement or covenant.

1.2          Terms Defined Elsewhere in This Agreement . For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

280G Gross-up Payments	Section 1.1
Accounting Firm	Section 2.5(d)
Accrued Bonus Amounts	Section 1.1
Acquisition	Recitals
Adjusted Closing Date Statement	Section 2.5(b)
Agreement	Preamble
Anti-Bribery Laws	Section 4.22(a)
Approved 280G Gross-up Payments	Section 1.1
Bankruptcy and Equity Exception	Section 3.2(a)
Benefit Plan	Section 4.12(a)
Burdensome Condition	Section 7.2(b)
Buyer	Preamble
Closing	Section 2.4
Closing Company RSU Consideration	Section 2.2(b)
Closing Date	Section 2.4
Closing Payments	Section 2.2(a)(i)
Closing Shares	Section 2.2(a)(i)
Combined Company/Rome Group Taxes	Section 7.7(b)
Commerce	Section 4.22(b)
Company	Preamble
Company Benefit Plan	Section 4.12(a)
Company Partner	Section 4.20(b)
Company Permits	Section 4.17
Company RSU Consideration	Section 2.2(b)
Company Shares	Recitals
Company Systems	Section 4.24(a)
Company/Rome Group	Section 7.7(b)
Confidentiality Agreement	Section 6.3(a)
Continuing Employees	Section 7.1(f)
Current Employee	Section 7.10(a)
D&O Insurance	Section 7.11(b)
Deal Communications	Section 10.15(d)
Dispute Notice	Section 2.5(c)
Disputed Amount	Section 2.5(c)
Effective Date	Preamble
Encumber	Section 1.1
End Date	Section 9.1(b)
Equity Commitment Letter	Section 1.1
Estimated Closing Cash	Section 2.5(a)
Estimated Closing Date Statement	Section 2.5(a)
Estimated Closing Indebtedness	Section 2.5(a)
Estimated Net Working Capital Adjustment Amount	Section 2.5(a)
Estimated Transaction Expenses	Section 2.5(a)
Financial Statements	Section 4.7
Freshfields	Section 10.15(a)
GAAP	Section 4.7
Healthcare Data Requirements	Section 4.21(a)
Term	Section

Indemnified Party	Section 7.11(a)
Insurance Cap	Section 7.11(b)
Insurance Policies	Section 4.18
Investor Rights Agreement	Section 1.1
Labor Agreement	Section 4.6(a)(xiii)
Legal Restraints	Section 8.1(b)
Manufacture	Section 1.1
Material Contracts	Section 4.6(a)
Milestone Company RSU Consideration	Section 2.2(b)
New Hire	Section 7.10(a)
OFAC	Section 4.22(b)
Paris	Preamble
Paris Company Shares	Recitals
Pre-Closing Period	Section 6.1
Preparation Period	Section 2.5(b)
Price Decrease	Section 2.5(e)
Price Increase	Section 2.5(e)
Privileged Deal Communications	Section 10.15(d)
Release	Section 7.10(a)
Representatives	Section 7.2(d)
Resolution Agreement	Section 2.5(d)
Resolution Period	Section 2.5(d)
Review Period	Section 2.5(c)
ROFR and Co-Sale Agreement	Section 1.1
Rome	Preamble
Rome Company Shares	Recitals
Rome Covered Person	Section 7.5
Rome FDA Meeting	Section 7.1(f)
Rome Parties	Section 10.15(b)
Safety Notices	Section 4.20(g)
Sanctioned Country	Section 4.22(b)
Sanctioned Person	Section 4.22(b)
Sanctions Authorities	Section 4.22(b)
Sellers	Preamble
Selling Releasees	Section 7.9(b)
Sensitive Business Information	Section 6.3(b)
Severance Obligations	Section 7.10(a)
Specified Transaction Expenses	Section 1.1
State Department	Section 4.22(b)
Tax Contests	Section 7.7(a)
Terminated Employee	Section 7.10(a)
Termination Fee	Section 9.3(a)
Termination Fee Forfeiture	Section 9.3(a)
Termination Fee Request	Section 9.3(a)
Trade Controls	Section 4.22(b)
Transfer Taxes	Section 7.7(g)
Transferred Releasees	Section 7.9(a)

ARTICLE II.

SALE AND PURCHASE OF COMPANY SHARES

2.1         Sale and Purchase. Upon the terms and subject to the conditions set forth herein, at the Closing:

(a)
Rome shall sell, assign, transfer, convey and deliver to the Buyer (or, subject to Section 10.4(d), an Affiliate of the Buyer designated by the Buyer), free and clear of any and all Encumbrances (other than transfer restrictions under applicable securities Laws), and the Buyer shall purchase and acquire from Rome, the Rome Company Shares; and

(b)
Paris shall sell, assign, transfer, convey and deliver to the Buyer (or, subject to Section 10.4(d), an Affiliate of the Buyer designated by the Buyer), free and clear of any and all Encumbrances (other than transfer restrictions under applicable securities Laws), and the Buyer shall purchase and acquire from Paris, the Paris Company Shares.

2.2         Payment of Purchase Price; Treatment of Company RSUs.

(a)	In consideration for the transfer of the Company Shares as set forth in Section 2.1, at the Closing the Buyer shall:

(i)
pay or cause to be paid to each Seller an amount in cash (without interest) equal to the product of (A) the Per Share Value and (B) the sum of (without duplication) (1) the aggregate number of shares of Common Stock held by such Seller as of immediately prior to the Closing plus (2) the aggregate number of shares of Common Stock issuable to such Seller upon conversion of any shares of Preferred Stock held by such Seller, in each case as of immediately prior to the Closing (the result of such sum, a Seller’s “Closing Shares”), which payment shall be made by wire transfer of immediately available funds to the accounts designated by the applicable Seller in writing for such payment (the “Closing Payments”); and

(ii)
pay, on behalf of the Company Group, by wire transfer of immediately available funds to accounts set forth on the Estimated Closing Date Statement, the aggregate amount of the Specified Transaction Expenses (if any) that is due and payable from the Company Group at the Closing and for which invoices have been received from the payees thereof (it being understood that Rome shall request the payees of Specified Transaction Expenses to deliver invoices therefor at least two Business Days prior to the Closing).

(b)
Immediately prior to, and contingent on, the Closing but no later than the termination of employment of the Company Group Employees pursuant to Section 7.10(a), each unvested Company RSU that is outstanding and held by a Company Group Employee shall become fully vested. At the Closing, without any further action on the part of the Buyer, the Company, the Sellers or any Company RSU Holder, each Company RSU that is outstanding (whether vested or unvested) as of immediately prior to the Closing (taking into account the vesting pursuant to the immediately preceding sentence) shall be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the product of (A) the Per Share Value and (B) the aggregate number of shares of Common Stock issuable pursuant to such Company RSU (the aggregate amounts payable to the Company RSU Holders pursuant to this Section 2.2(b)(i), the “Closing Company RSU Consideration”) and (ii) when, as and if the Milestone Payment described in Exhibit G becomes payable pursuant to the terms of this Agreement, an amount in cash (without interest) equal to the product of (1) the Per Share Milestone Payment and (2) the aggregate number of shares of Common Stock issuable pursuant to such Company RSU (the “Milestone Company RSU Consideration” and the aggregate amounts payable to the Company RSU Holders pursuant to this Section 2.2(b), the “Company RSU Consideration”), less any applicable withholding taxes. Prior to the Closing, the Company’s board of directors (or, if appropriate, any committee thereof) will take all action reasonably necessary to effectuate the treatment of the Company RSUs set forth in this Section 2.2(b) and the Company shall have taken all actions necessary such that the Company Stock Plan shall be terminated effective as of the Closing in accordance with its terms. No less than ten days prior to the Closing Date, the Company shall deliver to the Buyer a revised version of Section 4.3(c)(i) of the Company Disclosure Schedule.

(c)
At the Closing, the Buyer shall pay or cause to be paid to the Company an amount in cash (without interest) equal to the sum of the aggregate Closing Company RSU Consideration payable to the Company RSU Holders and the employer portion of any employment or payroll Taxes related thereto. Subject to the receipt of such amounts from the Buyer, the Company shall pay the applicable Closing Company RSU Consideration, subject to Section 2.3, to the applicable Company RSU Holders no later than the next first applicable regularly scheduled payroll date following the Closing Date.

2.3         Tax Withholding. The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the Purchase Price, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any applicable provision of any federal, state, local or non-U.S. Law; provided that, other than with respect to (a) any deduction or withholding in respect of failure by a Seller to deliver the certificate described in Section 2.6(c), (b) any backup withholding and (c) amounts treated as compensation, the Buyer shall use commercially reasonable efforts to (i) provide the Sellers with reasonable advance notice of any proposed withholding and (ii) cooperate with the Sellers in good faith prior to withholding any amounts payable to the Sellers in order for Sellers to provide any documentation or information available to reduce or eliminate such withholding. Any amounts so withheld shall be timely paid over to the appropriate Tax Authority. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

2.4         Closing. The closing of the Acquisition (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the tenth day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), or at such other time and date as the Buyer and Rome may agree in writing; provided that if the waiting period under the HSR Act referred to in Section 8.1(a)(i) is terminated prior to the end of the initial waiting period as a result of a grant of a request for early termination or otherwise, then the condition set forth in Section 8.1(a)(i) shall not be deemed to have been satisfied until such time as the waiting period under the HSR Act would have expired had such request for early termination not been granted. The Closing shall take place remotely via the electronic exchange of documents and signature pages or at such location as Rome and the Buyer agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.5         Actions in Connection with Closing.

(a)
No less than five Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Closing Date Statement”), substantially in the form attached hereto as Exhibit D, setting forth in reasonable detail the Company’s good faith estimation of (a) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and the components thereof, (b) the Closing Net Working Capital, the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”) and the components thereof, (c) Closing Cash (the “Estimated Closing Cash”) and the components thereof and (d) the Transaction Expenses (the “Estimated Transaction Expenses”), in each case of the foregoing clauses (a) through (d), calculated in accordance with the definitions hereof and, if applicable, the Accounting Principles, together with reasonably detailed supporting documentation used to calculate the foregoing amounts. At least seven Business Days prior to the Closing, the Company shall deliver to the Buyer a preliminary Estimated Closing Date Statement for information purposes only (which shall not be considered the Estimated Closing Date Statement for any purpose hereunder). The Buyer shall be entitled, no later than six Business Days prior to the Closing Date, to comment on and request reasonable changes to the preliminary Estimated Closing Date Statement, and the Company shall consider in good faith any changes the Buyer proposes to the preliminary Estimated Closing Date Statement within such time period; provided that (i) the Buyer shall not have any right to delay or prevent the Closing or the payment of the Estimated Purchase Price as a result of any disagreement with the Company’s estimates set forth in the preliminary or actual Estimated Closing Date Statement and (ii) the Company shall not be required to accept any comment made by the Buyer and shall be entitled to determine the contents of the Estimated Closing Date Statement in its sole discretion. The Company shall, no later than five Business Days prior to the Closing Date, provide the Buyer in writing with the calculation of the Per Share Value based on the Estimated Closing Date Statement, the Pro Rata Portion of each Seller, the aggregate Closing Payment payable to each Seller at the Closing.

(b)
Within 90 days after the Closing Date, the Buyer shall prepare and deliver to Rome, on behalf of the Sellers, a statement (the “Adjusted Closing Date Statement”), substantially in the form of Exhibit D hereto, setting forth the Buyer’s determination of (1) the Closing Indebtedness and the components thereof, (2) the Closing Net Working Capital, the Net Working Capital Adjustment Amount and the components thereof, (3) Closing Cash and the components thereof, (4) the Transaction Expenses and (5) the Purchase Price calculated based on the foregoing, in each case, calculated in accordance with the definitions hereof and, if applicable, the Accounting Principles, together with reasonably detailed supporting documentation used to calculate the foregoing amounts. During such 90-day period, Rome shall afford to the Buyer’s Representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with Rome’s business operations, to all of the properties, books, Contracts, personnel and records of Rome as the Buyer shall reasonably request in connection with the preparation of the Adjusted Closing Date Statement, in each case solely to the extent relating to the Company Group or Program Business and in Rome’s possession and subject to the execution by the Buyer of customary access letters in respect of external accountants and auditors. If the Buyer fails to deliver the Adjusted Closing Date Statement within such 90 day period following the Closing Date, then Rome, on behalf of the Sellers, shall have the right to either (i) determine that the calculations of the amounts in the Estimated Closing Date Statement will be deemed to be the amounts set forth in the Adjusted Closing Date Statement, the Purchase Price will be deemed to be the Estimated Purchase Price, and the Price Increase and the Price Decrease will be deemed to be zero, and such amounts shall be final and binding upon the Parties for all purposes of this Agreement and not subject to appeal, or (ii) Rome, on behalf of the Sellers, will have the right, within 30 days thereafter (the “Preparation Period”), to prepare and deliver to the Buyer the Adjusted Closing Date Statement (it being understood that, if Rome exercises such right to prepare and deliver the Adjusted Closing Date Statement, the provisions in paragraph (c) below shall be construed in a manner such that the Buyer has the right to review such statement and submit a Dispute Notice thereto). During the Preparation Period (if applicable), the Review Period and the Resolution Period, the Buyer shall afford to Rome’s Representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with the Buyer’s business operations, to all of the properties, books, Contracts, personnel and records of the Company Group as Rome shall reasonably request, and, during such period, the Buyer shall furnish promptly to Rome the information concerning the business, properties, assets and personnel of the Company Group as Rome may reasonably request as reasonable to make such review and examination in connection with the delivery of the Adjusted Closing Date Statement, subject in each case to the execution by Rome of customary access letters in respect of external accountants and auditors.

(c)
Rome, on behalf of the Sellers, shall have 30 days following receipt of the Adjusted Closing Date Statement to review such statement (the “Review Period”). If Rome disagrees with the Adjusted Closing Date Statement, Rome, on behalf of the Sellers, shall notify the Buyer in writing of such disagreement during the Review Period, which notice (a “Dispute Notice”) shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (each, a “Disputed Amount”), together with reasonably detailed documentation supporting Rome’s position with respect to the Disputed Amounts. If Rome does not deliver a Dispute Notice within the Review Period, the Adjusted Closing Date Statement, as delivered pursuant to Section 2.5(b) above, shall be considered final, binding and non-appealable upon the Parties. If Rome delivers a Dispute Notice within the Review Period, then (i) the Disputed Amounts shall be resolved pursuant to Section 2.5(d) and (ii) such portions of the Adjusted Closing Date Statement that are not Disputed Amounts shall be considered final, binding and non-appealable upon the Parties.

(d)
During the 30 days immediately following the delivery of a Dispute Notice (the “Resolution Period”), Rome, on behalf of the Sellers, and the Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Dispute Notice (and all discussions related thereto shall, unless otherwise agreed to by the Buyer and Rome, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rules)). If the Buyer and Rome are unable to resolve all Disputed Amounts within the Resolution Period, then the Disputed Amounts shall be referred for final determination to Deloitte & Touche LLP, or if Deloitte & Touche LLP is unwilling or unable to serve, then an independent nationally recognized accounting firm of independent certified public accountants, jointly determined by the Buyer and Rome (such firm, or another firm determined pursuant to this Section 2.5(d), the “Accounting Firm”), within 15 days after the end of such 30-day period. The Accounting Firm shall act as expert, and not as arbitrator, and shall consider only those Disputed Amounts which the Buyer and Rome have been unable to resolve during the Resolution Period. Neither Rome nor the Buyer (and none of their respective Representatives) shall have any ex parte communications (whether written or oral) or meetings with the Accounting Firm without the prior written consent of the other party. The Accounting Firm shall deliver to the Buyer and Rome, as promptly as practicable, and in any event within 30 days after its appointment, a written report setting forth the resolution of such Disputed Amounts. The Accounting Firm determination shall be based solely on presentations and supporting material provided by Rome and the Buyer and not pursuant to any independent review, and based solely on the definitions of Closing Indebtedness, Closing Net Working Capital, Closing Cash and Transaction Expenses contained herein and the Accounting Principles. The Accounting Firm shall only be permitted to determine an amount with respect to any Disputed Amount that is either the amount of such Disputed Amount as proposed by the applicable Party in the Adjusted Closing Date Statement or the Dispute Notice or an amount in between the two amounts. Such report shall be final, binding and non-appealable upon the Parties, absent fraud or manifest error. Upon the decision of the Accounting Firm, the Adjusted Closing Date Statement, as adjusted to the extent necessary to reflect the Accounting Firm’s decision, shall be final, binding and non-appealable upon the Parties. At any time, the Buyer and Rome may agree to settle any remaining Disputed Amount, including any such Disputed Amount submitted to the Accounting Firm, which agreement shall be in writing and shall be deemed final, binding and non-appealable upon the Parties with respect to the subject matter of such Disputed Amount so resolved (the “Resolution Agreement”); provided that, if the Accounting Firm has been engaged, the Buyer and Rome shall promptly provide a copy of such Resolution Agreement to the Accounting Firm and instruct the Accounting Firm not to resolve such Disputed Amount so resolved, it being agreed that if the Accounting Firm nonetheless resolved such Disputed Amount for any reason, the Resolution Agreement shall control. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer and Rome based upon the percentage that the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party. For example, if Rome claims the aggregate Purchase Price is $1,000 greater than the amount determined by the Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding the Sellers $300 of the $1,000 contested, then the costs and expenses of arbitration shall be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., $700 ÷ 1,000) to Rome. The dispute resolution provisions set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties for any disputes related to the Closing Indebtedness and the components thereof, the Closing Net Working Capital, the Net Working Capital Adjustment Amount and the components thereof, the Closing Cash and the components thereof, and the Transaction Expenses; provided that the foregoing shall not prohibit any Party from instituting an Action to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to the terms and conditions of this Section 2.5(d).

(e)
In the event that the amount of the Purchase Price as finally determined pursuant to this Section 2.5 is greater than the Estimated Purchase Price (the “Price Increase”), the Buyer shall pay to each Seller, by wire transfer of immediately available funds, an amount in cash equal to such Seller’s Pro Rata Portion of the Price Increase. In the event that the Purchase Price as finally determined pursuant to this Section 2.5 is less than the Estimated Purchase Price (the “Price Decrease”), each Seller shall pay to the Buyer, by wire transfer of immediately available funds, an amount in cash equal to its Pro Rata Portion of the Price Decrease.

(f)
Any amounts payable pursuant to Section 2.5(e) shall be paid within five Business Days after final determination of the Purchase Price by wire transfer of immediately available funds to an account designated by the Party receiving such payment within two Business Days after such final determination.

(g)
Any payment made pursuant to this Section 2.5 or Section 2.7 shall be treated as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes, except as and to the extent required to be treated as interest under applicable Law, including Sections 483 and/or 1274 of the Code.

2.6         Closing Deliverables.

(a)
At the Closing, (i) each of Rome and Paris shall deliver to the Buyer an instrument of assignment transferring all of their right, title and interest to the Rome Company Shares and the Paris Company Shares, respectively, to the Buyer and (ii) the Company shall record the transfer of the Company Shares in its books and records and the Buyer as the record holder of the Company Shares.

(b)	At or prior to the Closing, Rome shall deliver or cause to be delivered to the Buyer an executed counterpart of the Joinder Agreement, duly executed by or on behalf of Paris.

(c)
At or prior to the Closing, (i) the Company shall deliver to the Buyer a certificate and notice to the Internal Revenue Service from the Company, dated as of the Closing, in a form and substance prescribed by the Treasury Regulations promulgated under Sections 897 and 1445(b)(2) of the Code stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, in substantially the form attached hereto as Exhibit E, and (ii) each of Rome and Paris shall deliver to the Buyer an IRS Form W-9 or Form W-8BEN-E, as applicable.

(d)
At or prior to the Closing, (i). Rome shall deliver or cause to be delivered to the Buyer an executed counterpart of the Trademark Assignment Agreement and (ii). the Company shall deliver to the Buyer an executed counterpart of the Trademark Assignment Agreement.

2.7          Milestone Payments.

(a)
After the Closing, if applicable, the Buyer shall pay or cause to be paid the Milestone Payment owing pursuant to Exhibit G, such payment obligation (if any) to be governed by the terms and conditions of Exhibit G and this Article II. Any such right is solely a contractual right and is not a security for purposes of any federal or state securities Laws. In the event that the Buyer becomes obligated pursuant to the terms of Exhibit G to make the Milestone Payment, when, as and if such Milestone Payment becomes payable pursuant to the terms of this Agreement, the Buyer shall pay or cause to be paid no later than the time provided for in Exhibit G:

(i)
to each Seller an amount in cash (without interest) equal to the product of (A) the Per Share Milestone Payment Amount and (B) such Seller’s Closing Shares, which payment shall be made by wire transfer of immediately available funds to the account designated by the applicable Seller in writing for such payment; and

(ii)
to the Company an amount in cash (without interest) equal to the sum of the aggregate Milestone Company RSU Consideration payable to the Company RSU Holders and the employer portion of any employment or payroll Taxes related thereto. Subject to the receipt of such amounts from the Buyer, the Company shall pay the applicable Milestone Company RSU Consideration, subject to Section 2.3, to the applicable Company RSU Holders, not later than five (5) days following the date of receipt of the Milestone Company RSU Consideration.

(b)
The right of any Seller or Company RSU Holder to receive the portion of the Milestone Payment payable thereto shall not be evidenced by any form of certificate or instrument, and does not represent any ownership or equity interest in any member of the Company Group, Buyer or any of their respective Affiliates and does not entitle any such entitled Person to any voting rights or any rights to dividend payments. The right of the Sellers and the Company RSU Holders to receive the portion of the Milestone Payment payable thereto shall not be assignable or transferable except, (i) in the case of any Company RSU Holder, (A) by will or the laws of intestacy, (B) by operation of law, (C) by gift without consideration of any kind to a spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary, trustee, legatee or beneficiary of such Company RSU Holder or (D) to a trust that is for the exclusive benefit of such Company RSU Holder or its permitted transferees under clause (C) above and (ii) in the case of a Seller, to an Affiliate of such Seller; provided, that in each case, written notice of such assignment and transfer shall be promptly delivered to the Buyer by the transferor or assignor, which notice shall expressly set forth the transferor or assignor and the transferee or assignment, the rights to which such transfer or assignment related and the effective date of such transfer; provided further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall agree to provide to the Buyer any additional evidence of the transfer or assignment that the Buyer may reasonably request. None of the Buyer or any member of the Company Group or any of their respective Affiliates shall give effect to any purported assignment or transfer made in contravention of this Section 2.7.

ARTICLE III.
SELLER REPRESENTATIONS AND WARRANTIES

Except (a) as set forth in the Company Disclosure Schedule and (b) for the representations and warranties set forth in Section 3.4, which are made solely by Rome, each Seller, severally but not jointly, represents and warrants to the Buyer as follows (and, for clarity, each Seller shall make the representations below solely as to itself):

3.1         Organization, Standing and Power . Such Seller is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated to be conducted immediately after the Closing, except as would not reasonably be expected to have a material impact on the Company Group, taken as a whole.

3.2         Authority; Required Filings and Consents; No Conflict.

(a)
Such Seller has all requisite legal capacity, right, corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of such Seller, and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Buyer, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). No vote or other approval of the equityholders of such Seller is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, whether by reason of applicable Law, the Constitutive Documents of such Seller, the rules or requirements of any securities exchange, or otherwise.

(b)
No notices to, consents or approvals of, waivers, permits or authorizations from or filings or registrations with, any Governmental Authority are required at or prior to the Closing by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or to consummate the transactions contemplated hereby, except for (i) as required under the HSR Act, the Securities Act or the Exchange Act and (ii) any such notice, consent, approval, waiver, permit, authorization, filing or registration, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)
Subject to the making of the notices, filings and registrations and receipt of the consents, approvals, waivers, permits and authorizations referred to in Section 3.2(b), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with, result in a breach or violation of, or a default under, any (A) applicable Law, (B) applicable Order, (C) applicable Governmental Authorization or (D) Contract to which such Seller is a party, or give rise to any right of termination, cancellation or acceleration under such Contract, except, in each case of the foregoing clauses (A) through (D), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Business Material Adverse Effect, or (ii) conflict with, or result in a breach or violation of, or a default under, the Constitutive Documents of such Seller.

3.3          Ownership of the Company Shares. Paris is the sole holder of record and sole beneficial owner of the Paris Company Shares and Rome is the sole holder of record and sole beneficial owner of the Rome Company Shares. Paris, with respect to the Paris Company Shares, and Rome, with respect to the Rome Company Shares, has good and valid title to such Company Shares. Such Company Shares shall be, as of the Closing, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws). The applicable Company Shares are the only Capital Stock in the Company owned by such Seller. Such Seller has full right, power and authority to sell, transfer, assign and deliver the relevant Company Shares to the Buyer as provided in this Agreement, and, at the Closing, such Seller shall convey to the Buyer good, valid and marketable title to the relevant Company Shares, free and clear of any and all Encumbrances (other than transfer restrictions under applicable securities Laws). Other than the Paris Transaction Agreements, there are no outstanding options, purchase rights, rights of first refusal, warrants, calls, puts, convertible securities or other contractual obligations pursuant to which any Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Company Shares to be sold by such Seller.

3.4          Litigation. There are, and since January 1, 2020, there have been no Actions pending or, to the Knowledge of Rome, threatened in writing against Rome and, to the Knowledge of Rome, there is no basis for an Action against Rome, at law or in equity, by or before any Governmental Authority or by any Third Party as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The representations and warranties in this Section 3.4 shall not apply to any Action commenced or threatened on or after the Effective Date arising in relation to this Agreement or the Acquisition under any Antitrust Law.

3.5          No Additional Representations or Warranties. Except as expressly set forth in Article III, Article IV or the certificate delivered pursuant to Section 8.2(c), as applicable, none of the Sellers, their Affiliates or any of their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of either Seller, the Company Group, any of their respective Affiliates, any Program Compound, any Program Product or the Program Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by each Seller in Article III, by Rome in Article IV or in the certificate delivered pursuant to Section 8.2(c), as applicable, none of the Sellers, their Affiliates or any of their Representatives makes or has made any representation or warranty to the Buyer or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to the Company Group, any Program Compound, any Program Product or the Program Business, or (b) any oral or written information presented to the Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Group, any Program Compound, any Program Product or the Program Business, the negotiation of this Agreement or in the course of the Acquisition.

3.6          No Reliance. Except for the express representations and warranties contained in Article V and the certificate delivered pursuant to Section 8.3(c), each Seller (a) acknowledges and agrees that none of the Buyer, nor any of its Affiliates, nor any other Person, made or shall be deemed to have made any representation or warranty to either Seller or any of their Affiliates, express or implied, at Law or in equity, on behalf of the Buyer or any of its Affiliates and (b) hereby disclaims reliance on any and all statements, representations or warranties with respect to the Buyer except those expressly set forth in Article V or the certificate delivered pursuant to Section 8.3(c), and acknowledges and agrees there are no, and it is not relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose or otherwise) except as expressly set forth in Article V or the certificate delivered pursuant to Section 8.3(c). Any claims a Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of the Buyer expressly set forth in Article V and the certificate delivered pursuant to Section 8.3(c).

ARTICLE IV.
ROME REPRESENTATIONS AND WARRANTIES

Except as set forth in the Company Disclosure Schedule, Rome represents and warrants (i) with respect to the members of the Company Group and (ii) in connection with the Program Business as follows:

4.1          Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company and each other member of the Company Group is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Company has made available to the Buyer a complete and correct copy of each of the members of the Company’s Constitutive Documents, each as amended to the date hereof, and such documents are in full force and effect. The Company is in compliance with all of the terms and provisions of its Constitutive Documents in all material respects.

4.2          Subsidiaries. Section 4.2 of the Company Disclosure Schedule contains a true, correct and complete list, as of the Effective Date, of each Subsidiary of the Company, the jurisdiction of its incorporation or organization and the record owner of the outstanding Capital Stock of each such Subsidiary. All Capital Stock of each member of the Company Group or Subsidiary of the Company has been duly authorized, validly issued, fully paid and non-assessable (to the extent applicable as a legal concept) and, as of the Closing, will be owned by the Company free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws). There is no Capital Stock of any Subsidiary of the Company issued and outstanding that is not owned by the Company. The Company has made available to the Buyer true, complete and correct copies of the Constitutive Documents of each of the Company’s Subsidiaries. The Company does not own, directly or indirectly, any Capital Stock in any Person other than its Subsidiaries.

4.3          Capitalization.

(a)
Section 4.3(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the Effective Date, of the authorized Capital Stock of the Company and the number of shares of Capital Stock issued and outstanding and the holders of record of such shares. The Company Shares constitute all of the issued and outstanding shares of Capital Stock of the Company.

(b)
All Company Shares are duly authorized and validly issued, are fully paid and non-assessable and are free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws, restrictions under the Company’s Constitutive Documents and the Paris Transaction Agreements and any Encumbrances that will be released at the Closing). There are no declared or accrued but unpaid dividends with respect to any shares of Capital Stock of the Company. The Company Shares have not been issued in violation of any applicable Laws or the Company’s Constitutive Documents. The Company does not have any bonds, notes, debentures or other debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, Capital Stock or any other Equity Securities of the Company. Other than pursuant to the Paris Transaction Agreements, there are no obligations, contingent or otherwise, to acquire, repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of Capital Stock in the Company or for a member of the Company Group to make any investment (in the form of a loan, capital contribution or similar transaction) in any other Person. Except for the Company RSUs and the Company Shares, the Company does not have any other Equity Securities that are issued and outstanding.

(c)
Section 4.3(c)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the Effective Date, of each outstanding Company RSU, including (i) the award holder, (ii) the number of shares of Common Stock issuable under such Company RSU, (iii) the grant date, (iv) vesting commencement date and (v) the vesting schedule (including any acceleration provisions). Section 4.3(c)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the Effective Date, of each Person with an offer letter or other Contract that contemplates a grant of Company RSUs or other Equity Securities, which have not been granted or issued as of the date hereof.

4.4          Title to Properties and Assets; Sufficiency of Assets.

(a)	The Company Group does not lease, sublease or own, and has never leased, subleased or owned, any real property.

(b)
All of the tangible assets of the Company Group are in all material respects in reasonably serviceable operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate in all material respects for the uses to which they are being put. The Company Group holds good, valid and enforceable title to each material asset which it purports to own or, in the case of leased assets or assets held under license, a good and valid leasehold or license interest in, each material asset used by the Company Group in connection with the Program Business, in each case, free and clear of any Encumbrances of any kind, other than Permitted Encumbrances, including Permitted Licenses.

(c)
At the Closing, the Company Group will own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts) all of the assets, properties and rights necessary to conduct the Program Business in substantially the same manner in all material respects as conducted as of the date of this Agreement and as of immediately prior to the Closing (other than any assets, properties or services provided pursuant to the Services Agreement); provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property of any Person, which is addressed exclusively in the first two sentences of Section 4.16(b). No member of the Company Group has any Liabilities other than Liabilities incurred in connection with the Company Group’s efforts to Develop, Manufacture and Commercialize the Program Compounds and Program Products or otherwise in the conduct by the Company Group of the Program Business.

4.5         No Conflict. Subject to the making of the notices, filings and registrations and receipt of the consents, approvals, waivers, permits and authorizations referred to in Section 3.2(b) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with, result in a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase in benefit payable or right of termination, cancellation, suspension, revocation, amendment or cancellation under, or forfeiture of, as applicable, any (i) applicable material Law, (ii) applicable material Order, (iii) applicable material Governmental Authorization or (iv) material Contract to which the Company is a party or subject to or by which it or any of its assets or properties is otherwise bound, except in the foregoing clauses (i) through (iv), as would not (A) reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, or (b) conflict with or result in a breach or violation of, or a default under, the Constitutive Documents of the Company.

4.6          Material Contracts.

(a)
Section 4.6(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts in effect, as of the Effective Date, to which the Company Group is party or by which it is bound (including, in each case, all amendments, extensions and supplements thereto as of the Effective Date) (the “Material Contracts”) (it being understood, for the avoidance of doubt, that (i) this Section 4.6 shall not require the disclosure of, and Material Contracts shall not be deemed to include, any Contract which contains any of the provisions or obligations set forth below, but which provisions or obligations have terminated or expired in accordance with their terms and for which there is no continuing liability and (ii) the Material Contracts shall not be deemed to include [***], which are addressed exclusively by Section 4.6(c)):

(i)
any Contract containing covenants requiring a member of the Company Group to indemnify or hold harmless any Person, other than indemnification provisions in contract manufacturing agreements, contract research agreements, clinical trial agreements, institutional review board/independent ethics committee agreements and other services agreements, material transfer agreements or Permitted Licenses, in each case, entered into in the Ordinary Course;

(ii)
any Contract containing covenants requiring the Company Group not to (or that otherwise restrict or limit the Company Group’s ability to) (A) compete or otherwise conduct activities in any line of business or geographical area (including any covenant not to compete with respect to, or that otherwise restricts, the Manufacture, marketing, distribution or sale of any product or product line) or (B) solicit any customer of any Person or solicit or hire any employee, consultant or independent contractor of any Person; provided that this clause (B) shall not apply to non-solicitation and no-hire provisions contained in non-disclosure agreements or Contracts with employees, consultants and other individual service providers entered into in the Ordinary Course;

(iii)
any Contract that contains (A) exclusivity obligations (including providing for the grant of exclusive sales, distribution, marketing or other exclusive rights), (B) most favored nation obligations, (C) minimum purchase requirements or (D) other similar provisions, in each case that would apply to the activities of Buyer after the Closing with respect to the Program Business;

(iv)	any Contract relating to (A) a joint venture, strategic alliance or partnership or (B) material research and development, pre-clinical or clinical trial or manufacturing services;

(v)
any Contract (A) relating to any incurrence, assumption or guarantee of indebtedness for borrowed money in excess of $2,000,000, (B) relating to any interest rate, derivatives, currency exchange, commodities or hedging transactions or (C) granting any Person and Encumbrance on, mortgaging or pledging any material assets of any member of the Company Group, other than Permitted Encumbrances (including Permitted Licenses) or Encumbrances that will be released at or prior to Closing;

(vi)	any Contract involving aggregate outstanding payment obligations by or to a Person with a value in excess of $2,000,000 in any consecutive 12-month period;

(vii)	any Contract requiring the Development by a member of the Company Group of any compound or product;

(viii)
any Contract relating to any acquisition or disposition of any business, (whether by merger, sale of equity, sale of assets or otherwise), assets (other than sales of inventory), properties or rights with a value in excess of $2,000,000;

(ix)
any Contract relating to the settlement, conciliation or similar agreement with (A) any Governmental Authority that provides for payments of money by a member of the Company Group or (B) other Person that provides for payments in excess of $500,000, or that provides for any continuing material non-monetary obligations on the part of the Company Group or the Company Group Employees (or after the Closing, the Buyer and its Affiliates);

(x)
any Contract containing any capital commitment on behalf of a member of the Company Group or otherwise requiring any member of the Company Group to make any capital expenditure in an amount in excess of $10,000,000;

(xi)
any Contract involving the payment of royalties or other amounts calculated upon the revenues, profits or income of any member of the Company Group or the Program Business or income, profits or revenues related to any product of any member of the Company Group, Intellectual Property owned by or licensed to any member of the Company Group or the Program Business;

(xii)
any Contract granting any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to the equity, assets, products of any member of the Company Group, Intellectual Property owned by or licensed to any member of the Company Group or the Program Business;

(xiii)
any collective bargaining agreement or other labor-related Contract with a union, works council, labor organization or other employee representative of the members of the Company Group (each, a “Labor Agreement”);

(xiv)	any Contract which imposes an obligation on any member of the Company Group with respect to an “earn out,” royalty, milestone, contingent purchase price or similar contingent payment obligation;

(xv)	any Contract directly with any Governmental Authority;

(xvi)
any Contract (A) by which any member of the Company Group licenses or sublicenses to or otherwise authorizes any Third Party to use, or covenants not to sue or grants an immunity from suit with respect to, any Intellectual Property or (B) by which any member of the Company Group is granted a license or sublicense to, is authorized to use, or is granted a covenant not to sue or immunity from suit with respect to, any Intellectual Property, in each case other than (1) Contracts for any commercially available, off-the-shelf software products, (2) non-exclusive licenses or other rights granted to or by the Company Group pursuant to any fee-for-service agreements in connection with the provision of services to the Company Group entered into the Ordinary Course, or (3) agreements between the Company Group and its employees, independent contractors or consultants on the Company Group’s standard forms thereof, which have been made available to the Buyer;

(xvii)
any Contract that constitutes a Contract or agreement with any manager, officer, employee, director, stockholder or other Affiliate of any member of the Company Group (other than (A) Affiliate contracts that have been or will be terminated prior to the Closing without any continuing liability or obligation to any party and (B) Benefit Plans);

(xviii)
any stockholders agreement, investors rights agreement, registration rights agreement or similar Contract not otherwise disclosed as a Paris Transaction Document or a Company’s Constitutive Document; or

(xix)	any Contract where a member of the Company Group is a lessee of leased real property.

(b)
The Company has made available to the Buyer correct and complete copies of each Material Contract (or form thereof), subject to redactions for competitively sensitive information (which has been made available on an outside counsel basis). (i) Each Material Contract is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (ii) all of the Material Contracts are valid, binding and enforceable against the relevant member of the Company Group and, to Rome’s Knowledge, the other party(ies) thereto, in accordance with their terms except as enforcement may be limited by the Bankruptcy and Equity Exceptions, (iii) no member of the Company Group is in breach or default under any Material Contract to which it is party, (iv) to Rome’s Knowledge, no other party is in breach or default under such Material Contracts and, to Rome’s Knowledge, no event has occurred, and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a material breach, default or termination under any Material Contract, (v) as of the Effective Date, no written notice of any claim of breach, violation, default or termination under a Material Contract has been received by any member of the Company Group, (vi) no member of the Company Group has waived any of its rights under any Material Contract to which it is party and (vii) no member of the Company Group has provided or received any written notice of any intention to terminate or cancel any Material Contract, in the case of each of clauses (i) through (vii), except as would not reasonably be expected to be, individually or in the aggregate, material to the Program Business, taken as a whole. For clarity, the foregoing representations and warranties in this Section 4.6(b) shall not apply with respect to [***].

(c)
To Rome’s Knowledge, the Company has made available to the Buyer a correct and complete copy of each of [***] as in effect on the Effective Date, subject to redactions for competitively sensitive information (which has been made available on an outside counsel basis). To Rome’s Knowledge: (i) [***] is in full force and effect, subject to the Bankruptcy and Equity Exceptions, and is valid, binding and enforceable against the parties thereto, in accordance with its terms except as enforcement may be limited by the Bankruptcy and Equity Exceptions, (ii) as of the Effective Date, no party is in material breach or default under any [***] and no event has occurred, and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a material breach, default or termination under any [***], (iii) as of the Effective Date, Paris has not received written notice of any claim of material breach, default or termination under a [***] and has not waived any of its material rights under any [***] and (iv) as of the Effective Date, Paris has not provided or received any written notice of any intention to terminate or cancel any [***].

4.7          Financial Statements. Section 4.7 of the Company Disclosure Schedule sets forth true, complete and correct copies of the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date and the unaudited statement of income of the Company for the six months ended as of such date (collectively, the “Financial Statements”). The Financial Statements (a) have been derived from the books and records of the Company Group, (b) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered and (c) present fairly in all material respects, the consolidated financial condition and results of operations of the Company Group as of the date thereof and for the period referred to therein (subject to the absence of footnotes and normal year-end close adjustments and certain stand-alone adjustments). Notwithstanding anything to the contrary in this Section 4.7, the Buyer acknowledges that, throughout the respective periods covered by the Financial Statements, the Company Group has not operated as a separate stand-alone entity but rather has operated as a unit with the Rome Group and as a result, the Buyer acknowledges that the Financial Statements include costs charged by the Rome Group for services provided to the Company Group, and do not include all the costs necessary to operate the Company Group on a stand-alone basis. To Rome’s Knowledge, there has never been any fraud that involves any of the management or other employees of the Rome Group who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group, any material claim or allegation regarding any of the foregoing.

4.8         Absence of Certain Changes.. Since the Most Recent Balance Sheet Date, (a) through the Effective Date, except in connection with the negotiation, preparation and execution of this Agreement, other agreements and arrangements prepared in connection herewith and the Acquisition or the process by which Rome or its Representatives solicited, discussed or negotiated strategic alternatives with respect to the Company Group or the Program Business, the Program Business has been conducted in the Ordinary Course in all material respects, (b) there has been no Business Material Adverse Effect that is continuing and (c) there has not been any action taken by the Company Group that would have required the Buyer’s consent pursuant to Sections 6.2(g), 6.2(h), 6.2(j), 6.2(p) or (to the extent related to the foregoing) 6.2(y) had such action occurred after the date hereof and prior to the Closing.

4.9          Liabilities. The Company Group does not have any liabilities, except for (a) liabilities reflected or reserved for in the Financial Statements, (b) liabilities incurred or accrued in the Ordinary Course since the Most Recent Balance Sheet Date (none of which is a liability for violations of Law or breach of any such Contracts), (c) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, (d) liabilities incurred in connection with obligations under Contracts of the Company Group (none of which is a liability for breach of any such Contracts), (e) liabilities incurred following the Effective Date in compliance with (and to the extent specifically addressed by) Section 6.2 or (f) other liabilities that would not, individually or in the aggregate, be material to the Company Group, taken as a whole. The Company Group is not party to any material off-balance sheet transactions or Contracts.

4.10         Taxes.

(a)
Each member of the Company Group has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each member of the Company Group has paid on a timely basis all material Taxes due or payable by or with respect to it, whether or not shown on any Tax Return.

(b)
No member of the Company Group is subject to nor has submitted an application for any letter rulings, technical advice memoranda, closing agreements or similar documents issued by a Tax Authority relating to Taxes.

(c)
No examination or audit of any member of the Company Group by any Tax Authority in respect of material Taxes is currently in progress or, to Rome’s Knowledge, threatened in writing, and no deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed or assessed in each case in writing against any member of the Company Group.

(d)
No member of the Company Group has been informed in writing by any jurisdiction that the jurisdiction believes that any member of the Company Group was required to file any material Tax Return that was not filed or that any member of the Company Group is or may be subject to taxation in that jurisdiction in each case which has not been subsequently resolved.

(e)
No member of the Company Group is the beneficiary of any extension of time within which to file any material Tax Return which extension is still in effect other than any such extension obtained in the Ordinary Course. No member of the Company Group has been granted any extension or waiver of the limitation period applicable to the collection or assessment of a material amount of Taxes which extension or waiver is still in effect.

(f)
No member of the Company Group (i) has ever been a member of a group of corporations filing (or required to file) consolidated, combined or unitary Tax Returns, (ii) has any liability for Taxes of any Person other than a member of the Company Group under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or (iii) is a party to or bound by any Tax Sharing Agreement.

(g)	There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any member of the Company Group, other than Permitted Encumbrances.

(h)
No member of the Company Group has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor have stock or securities of any member of the Company Group been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the Effective Date.

(i)	No member of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(j)
All material Taxes required by Law to be withheld or collected by each member of the Company Group has been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority.

(k)
No member of the Company Group (i) has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that occurred prior to Closing, or (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or similar provision of Law.

(l)
No member of the Company Group will be required to include a material amount of income in, or exclude a material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting made prior to the Closing, (ii) closing agreement, advance pricing agreement or other agreement with any Tax Authority relating to Taxes entered into prior to the Closing, (iii) an installment sale or open transaction disposition entered into on or prior to the Closing or (iv) a prepaid amount received prior to the Closing. No member of the Company Group has any liability for Taxes pursuant to Section 965 of the Code.

(m)
No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)
Each member of the Company Group has, to the extent applicable, (i) properly complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), and (ii), properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(o)
No member of the Company Group (i) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; and (iii) is, or has ever been, subject to income Tax in a country outside its country of organization or incorporation.

4.11          Environmental Matters.

(a)
Except as would not reasonably be expected to have a material impact on the Company Group, taken as a whole, (i) the Company Group and, with respect to the Program Business, the Rome Group are, and have been, in compliance with all Environmental Laws and (ii) the Rome Group has not received any communication (written or oral) from a Governmental Authority that alleges that the Company Group or, with respect to the Program Business, the Rome Group, is not in compliance with, or has liability under, any Environmental Laws.

(b)
Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there is no Environmental Claim pending or, to Rome’s Knowledge, threatened against the Company Group, the Program Business or against any Person whose liability for any Environmental Claim the Company or the Program Business has retained, assumed, undertaken or otherwise become subject to, either contractually or by operation of Law.

(c)
Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence, generation, manufacture, treatment, storage, transport, distribution, marketing, sale, disposal or arrangement for disposal of, exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Materials of Environmental Concern, in each case that would reasonably be expected to (i) form the basis of any Environmental Claim against the Company Group, the Program Business or against any Person whose liability for any Environmental Claim the Company Group has retained, assumed, undertaken or otherwise become subject to, either contractually or by operation of Law, or (ii) otherwise result in any costs or liabilities under Environmental Law.

4.12        Employee Matters.

(a)
Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the Effective Date, of each material Benefit Plan, and separately designates (i) each Benefit Plan that is sponsored by a professional employer organization and (ii) each Benefit Plan that is sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group or with respect to which any member of the Company Group has any current, future or contingent liability (a “Company Benefit Plan”), none of which is an International Plan. A “Benefit Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any employment, individual consulting, bonus, retention, change in control, deferred compensation, incentive compensation, commission, equity purchase, option, warrant, restricted equity, equity appreciation, phantom equity or other equity or equity-related, severance or termination pay, hospitalization, medical, life, disability, supplemental unemployment benefits, paid time off, leave, profit-sharing, pension, retirement plan, program, policy, agreement or arrangement, or other benefit or compensation plan, program, policy, agreement (including but not limited to employment agreements) or arrangement, whether written or unwritten in each case that is (i) maintained, sponsored, entered into, contributed to or required to be contributed to by the Rome Group for the benefit of any current or former Company Group Service Provider with respect to or in consideration for such Company Group Service Provider’s services provided to the Company Group or (ii) with respect to which the Company Group has or may have any direct or indirect liability or obligation.

(b)
With respect to each material Benefit Plan, the Company has made available to the Buyer complete and correct copies of the plan documents, including any amendments thereto, all related trust, or other funding documents, insurance contract and any other material related agreement, and in the case of unwritten material Benefit Plans, written descriptions thereof, in each case, if applicable.

(c)
No Benefit Plan is and no member of the Rome Group or any ERISA Affiliate maintains, sponsors or contributes to (or is required to contribute to) or has ever maintained, sponsored, contributed to or been required to contribute to, and does not otherwise have any current or contingent liability or obligation under or with respect to, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) post-retirement or post-termination health or life insurance or other similar benefits (other than health continuation coverage required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code for which the covered Person pays the full cost of coverage). No member of the Company Group has any material current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)
Except for the Severance Obligations, the Company RSU Consideration and the Approved 280G Gross-up Payments, neither the execution and delivery of this Agreement nor the Acquisition (either alone or in combination with any other event), directly or indirectly, could (i) result in any payment becoming due to any current or former Company Group Service Provider, (ii) increase any payments or benefits under any Benefit Plan or otherwise payable to any current or former Company Group Service Provider or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit, or the forgiveness of any loan, under any Benefit Plan or otherwise with respect to any current or former Company Group Service Provider.

(e)
Neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) could give rise to any payment or benefit that could be an “excess parachute payment” as defined in Section 280G of the Code to any current or former Company Group Service Provider.

4.13        Compliance With Laws. Except as would not, individually or in the aggregate, be material to the Program Business, taken as a whole, (a) the Company Group has conducted the Program Business in compliance with all applicable Laws and Data Requirements and (b) no member of the Rome Group has received any written notice to the effect that the Program Business or any member of the Company Group is not in compliance with or has violated any such applicable Laws, Data Requirements, Orders or permits.

4.14        Legal Proceedings. Except as would not, individually or in the aggregate, be material to the Program Business, taken as a whole, and would not be reasonably expected to prevent or materially delay the ability of Rome or the Company to consummate the transactions contemplated by this Agreement, there is no, and since January 1, 2020, there has not been any, Action pending or, to Rome’s Knowledge, threatened against the Rome Group that relates to the operation of the Program Business. Except as would not, individually or in the aggregate, be material to the Program Business, taken as a whole, or would not be reasonably expected to prevent or materially delay the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement, there are no Orders outstanding, or to Rome’s Knowledge, threatened against the Company Group or, to Rome’s Knowledge, the Sellers or with respect to the operation of the Program Business. There is no Action pending by the Rome Group, or, as of the Effective Date, which the Rome Group intends to initiate, against any other Person relating to either the Company Group or the Program Business. Except as would not, individually or in the aggregate, be material to the Program Business, taken as a whole, to Rome’s Knowledge, there are no audits or investigations pending or threatened against the Company Group or with respect to the operation of the Program Business. The representations and warranties in this Section 4.14 shall not apply to any Action commenced or threatened or any Order that comes into effect, in each case, on or after the Effective Date arising in relation to this Agreement or the Acquisition.

4.15        Labor Matters.

(a)
Section 4.15(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the Effective Date, of each Company Group Service Provider, specifying which Company Group Service Providers are employed or engaged by a member of the Company Group and which Company Group Service Providers are employed or engaged by Rome or one of its Affiliates other than the Company Group and for each specifying the (i) name or employee ID, (ii) job title, (iii) primary work location, (iv) date of hire and (v) hourly wage or base salary (as applicable) payable by the Company Group.

(b)
No member of the Company Group is a party to or bound by any Labor Agreement, and no Company Group Employee is represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment.

(c)
No member of the Company Group is currently negotiating in connection with entering into, a collective bargaining agreement and, to Rome’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Group Service Provider. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Sellers to enter into this Agreement or to consummate any of the transactions contemplated hereby.

4.16        Intellectual Property.

(a)
Section 4.16(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list, as of the Effective Date, of all (i) (A) Patents issued by or filed with any Governmental Authority, (B) applied for or registered Trademarks, (C) applications for registration or registered Copyrights, and (D) internet domain name registrations, websites and social media handles, in each case, owned or licensed by any member of the Company Group, and (ii) Telavant Trademarks, in each case of clauses (i) and (ii), specifying as to each such item, as applicable, (w) the owner(s) of the item, (x) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (y) the respective issuance, registration and application number of the item and (z) the date of application and issuance or registration of the item.

(b)
To Rome’s Knowledge, the Development, Manufacturing and Commercialization of any Program Compound and Program Product, and the operation of the Program Business, each as currently conducted or contemplated by any member of the Company Group to be conducted, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any valid Intellectual Property of any Person. No member of the Rome Group has filed, or threatened in writing to file, any Actions alleging that any Third Party has infringed, misappropriated or otherwise violated any Company Intellectual Property, and, to Rome’s Knowledge, no Third Party infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Company Intellectual Property. No Third Party has filed, or threatened in writing to file, any Actions alleging that any member of the Rome Group has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights (to the extent relating to the Program Business), and no such Actions are currently pending.

(c)
All right, title and interest in and to all of the Company Intellectual Property is owned solely by a member of the Company Group (or, to Rome’s Knowledge, solely or jointly by the Company Group’s licensor or such licensor’s licensor), free and clear of all Encumbrances (except for Permitted Encumbrances, including Permitted Licenses) and, with respect to each item of Company Owned Intellectual Property and, to Rome’s Knowledge, Company Licensed Intellectual Property, (i) such Intellectual Property is not the subject of any reexamination proceeding or any other proceeding or dispute challenging its scope, enforceability or validity, (ii) no such item of Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, (iii) no written notice from any Third Party challenging such Intellectual Property’s validity, enforceability or ownership has been received by any member of the Rome Group, (iv) no opposition, extension of time to oppose, interference, rejection or refusal to register has been filed in connection with any application to register any such item of Intellectual Property, (v) except with respect to Patents, such Intellectual Property is subsisting, valid and enforceable and, with respect to Patents, is subsisting and, to Rome’s Knowledge, valid and enforceable and (vi) the ownership of the entire right, title and interest in and to such Intellectual Property is recorded with the applicable Governmental Authority solely in the name of a member of the Company Group (or, to Rome’s Knowledge, solely or jointly in the name of the Company Group’s licensor or such licensor’s licensor) or a member of the Company Group (or, to Rome’s Knowledge, the Company Group’s licensor or such licensor’s licensor) is the applicant of record with respect thereto. To Rome’s Knowledge, all fees, Taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any Registered Company Intellectual Property have been paid in full in a timely manner to, and all documents and certificates related to such items have been filed with, the proper Governmental Authority. All current and former officers (or equivalents) and employees of the Rome Group who have conceived of or reduced to practice any Intellectual Property for or on behalf of any member of the Company Group (or otherwise relating to the Program Business) have executed and delivered to the Rome Group an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and providing for the assignment to a member of the Company Group of any Intellectual Property made in the course of services performed by such officer (or equivalent) or employee for the Rome Group by such individuals, the current form of which has been made available to the Buyer. All current and former consultants and independent contractors of the Rome Group who have conceived of or reduced to practice any Intellectual Property relating to the Program Business for or on behalf of the Rome Group have executed and delivered to the Rome Group an agreement in substantially the form provided to the Buyer (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to a member of the Company Group of any Intellectual Property made by such consultant or independent contractor in the course of services performed for the Rome Group by such individuals relating to the Program Business. To Rome’s Knowledge, no current or former officer (or equivalent), employee, consultant or independent contractor of the Rome Group is in violation of any term of any such proprietary information protection agreement or assignment agreement. The Company Group has complied in all material respects with all applicable procedures (y) mandated by applicable Law relating to assignments by employees or equivalents thereof with respect to Intellectual Property owned or purported to be owned by the Company Group or (z) that are reasonably necessary to effectuate the transfer of all right, title and interest in and to Intellectual Property owned or purported to be owned by any member of the Company Group to such member of the Company Group.

(d)
With respect to each Patent included in the Registered Company Intellectual Property, (i) each member of the Company Group and, to Rome’s Knowledge, any licensor to any member of the Company Group with respect to any such Patent, has complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, including the duty of candor to the U.S. Patent and Trademark Office and (ii) all listed inventors of such Patent (A) to Rome’s Knowledge, are the sole inventors of such Patent and (B) have irrevocably assigned all right, title and interest in and to such inventions and Patent to a member of the Company Group (including through Third Parties, if applicable) (or, if such Patent is licensed to any member of the Company Group, to the licensor) pursuant to a valid and enforceable assignment agreement recorded with the applicable Governmental Authority.

(e)
To Rome’s Knowledge, none of the trade secrets or other material confidential or proprietary information of any member of the Company Group have been disclosed to any Person unless such disclosure was made pursuant to a commercially reasonable written agreement requiring such Person to maintain the confidentiality of such information. To Rome’s Knowledge, there has not been any breach by any such Person of any such agreement. The Company Group has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of all Company Intellectual Property, the value of which to the Company Group is contingent upon maintaining the confidentiality thereof, including any such trade secrets and other material confidential or other proprietary information.

(f)
Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Registered Company Intellectual Property and any payments required pursuant to a Contract listed in Section 4.6(a)(xvi) of the Company Disclosure Schedule, no payment of any kind is required to be made to any Person (including directors, officers, employees, consultants, contractors and agents of any member of the Rome Group) for the ownership or use of, or a covenant not to sue or immunity from suit under, any Company Intellectual Property. To Rome’s Knowledge, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, any Program Compound or any Program Product.

(g)
All Intellectual Property that is used or held for use by any member of the Company Group in connection with any Program Compound or Program Product or any Development, Manufacture or Commercialization thereof (including, for the avoidance of doubt, all such Intellectual Property licensed to Telavant under the Paris License Agreement) is included in the Company Intellectual Property; provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property of any Person, which is addressed exclusively in the first two sentences of Section 4.16(b).

(h)
The Company Group’s right, title or interest in, to or under any Company Intellectual Property as of immediately prior to the Closing will not be altered, encumbered, impaired or extinguished as a result of the consummation of the transactions contemplated by this Agreement at the Closing.

(i)
No member of the Rome Group (other than the Company Group) or any of their respective Affiliates owns, licenses or otherwise has any right, title or interest (including any option or right to license) in, to or under any Company Intellectual Property, including any Intellectual Property, that is: (i) related to any Program Compound or Program Product or any Development, Manufacturing or Commercialization thereof, or (ii) otherwise necessary for any Development, Manufacture or Commercialization thereof. No member of the Rome Group or any of their respective Affiliates has transferred to any Third Party or other member of the Rome Group (other than the Company Group) ownership of any Intellectual Property that is: (x) related to any Program Compound or Program Product or any Development, Manufacturing or Commercialization thereof or (y) otherwise necessary for any Development, Manufacture or Commercialization thereof. No member of the Rome Group or any of their respective Affiliates has, and, to Rome’s Knowledge, Paris has not, granted to any Person any license or other right with respect to any Company Intellectual Property related to a Program Compound or Program Product except under any Permitted License with respect thereto, the Paris License Agreement or the Trademark Assignment Agreement.

4.17        Governmental Authorizations. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Program Business, taken as a whole, the Company Group has all Governmental Authorizations necessary to the conduct of the Program Business (the “Company Permits”), all of which are, and since January 1, 2020 have been, in full force and effect. The Company Group is, and since January 1, 2020 has been, in material compliance with the terms of the Company Permits, and, to Rome’s Knowledge, no event has occurred which (a) allows, or as a result of which after notice or lapse of time would allow, revocation or termination thereof, (b) materially and adversely affects the rights of any member of the Company Group or (c) results in any other material impairment of the rights of the holder of any such Company Permit. No notice of cancellation, or of material default concerning any such Company Permit, has been received by any member of the Company Group and, to the extent related to the Program Business, any other member of the Rome Group, since January 1, 2020.

4.18         Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list, as of the Effective Date, of all insurance maintained by or on behalf of (a) the Company Group or (b) with respect to the Program Business, the Rome Group (delineating between clauses (a) and (b)) (the “Insurance Policies”). Such Insurance Policies are in full force and effect with respect to the applicable member of the Rome Group, and, to Rome’s Knowledge, with respect to each other party thereto. All premiums due and payable under the Insurance Policies have been timely paid, and the Rome Group has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. There are no outstanding claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability. As of the Effective Date, no member of the Company Group or Rome has received any written notice from any insurer under any Insurance Policy terminating, canceling, revoking or amending any such policy.

4.19        Product Liability. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Program Business, taken as a whole, no product liability claims have been received in writing by the Rome Group with respect to the Program Business or the Program Products and, to Rome’s Knowledge, no such claims have been threatened against the Company Group or, to the extent relating to the Program Business or any of the Program Products, the Rome Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Program Business, taken as a whole, there have been no notices received from a Governmental Authority and there is no Order outstanding against the Rome Group, in each case, relating to product liability claims relating to the Program Business or the Program Products.

4.20        Regulatory Matters.

(a)
No member of the Rome Group has received any written communications from any Regulatory Authority, including regulatory or warning letters, FDA Form 483 observations, notices of adverse findings, Section 305 notices and similar letters or notices, alleging violations of applicable Laws (including applicable Healthcare Laws), in each case relating to any Program Product or Program Compound. The Rome Group is neither subject to, nor has received written notice of, any criminal, injunctive, seizure or civil penalty actions begun or, to Rome’s Knowledge, threatened by any Regulatory Authority against the Rome Group, in each case relating to any Program Product or Program Compound.

(b)
There are no (and the Rome Group with respect to the Program Business has not been notified by a Company Partner of any) pending, or to Rome’s Knowledge, threatened regulatory actions against any member of the Rome Group with respect to the Program Business or, to Rome’s Knowledge, any Person that Manufactures or Develops any Program Compound or Program Product pursuant to a Development, contract research, Manufacturing, supply or other collaboration arrangement with any member of the Rome Group with respect to the Program Business (each, a “Company Partner”) by any Regulatory Authority (i) indicating that any of the Regulatory Filings are not in good standing with the relevant Regulatory Authority or (ii) alleging material non-compliance with any applicable Laws. The Rome Group has not, and, to Rome’s Knowledge, no Company Partner has, committed any material violation of the rules and regulations of any Regulatory Authority which has not been cured by the applicable member of the Rome Group or, to Rome’s Knowledge, any such Company Partner, or waived by the relevant Regulatory Authority, in each case relating to a Program Compound, Program Product or the Program Business.

(c)
All Program Compounds and Program Products are being and have been Developed, Manufactured, distributed, used, processed, packaged, labeled, stored and tested by, or, to Rome’s Knowledge, on behalf of, the Rome Group or the Company Group, in compliance in all material respects with all applicable requirements under all applicable Laws, including applicable Healthcare Laws. All preclinical studies and Clinical Trials conducted by, or, to Rome’s Knowledge, on behalf of, the Rome Group with respect to the Program Products and Program Compounds are being and have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, GLP, GCP and GMP, as and to the extent applicable, and all applicable Laws (including applicable Healthcare Laws), and all applicable written instructions from institutional review boards and ethics committees. There exist no facts or circumstances that, to Rome’s Knowledge, would warrant the issuance by the FDA or any other Regulatory Authority of a clinical hold on the investigation of any Program Compound or Program Product. None of the FDA, EMA or any other Regulatory Authority has, with respect to any Program Compound, Program Product or the Program Business, sent any written notices or other correspondence to the Rome Group with respect to any ongoing preclinical studies and Clinical Trials requiring the termination, suspension or material modification of such preclinical studies and Clinical Trials.

(d)
Neither the Company Group nor, to Rome’s Knowledge, any of their personnel, agents or subcontractors with respect to the Program Business has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in debarment or disqualification by any Regulatory Authority, and there are no Actions pending or, to Rome’s Knowledge, threatened in writing that would reasonably be expected to result in any such criminal liability or debarment or disqualification by any Regulatory Authority.

(e)
The Rome Group has not imported, exported, marketed, sold, offered for sale or distributed for sale any Program Compounds or Program Products. Rome has made available to the Buyer complete and accurate copies of all documents provided to Rome by Paris in connection with the execution of the Paris Transaction Agreements as set forth in Section 4.4 of Schedule 4 of the Paris License Agreement and all material data and information with respect to the Program Compounds, Program Products and Program Business, including any material correspondence and minutes of meetings with Regulatory Authorities with respect thereto, received or generated following the execution of the Paris Transaction Agreements and prior to the execution of this Agreement (and will furnish to Buyer any such documents, data or information received or generated following the execution of this Agreement). To Rome’s Knowledge, Paris has complied in all material respects with all of its obligations under Schedule 4 of the Paris License Agreement. All reports, applications, notifications, submissions, registrations, information, claims, filings, reports and statistics and other data (i) required by the FDA, EMA or any other Regulatory Authority to be maintained by or on behalf of the Rome Group in connection with, or (ii) that have otherwise been utilized by the Rome Group as the basis for, or submitted in connection with, any regulatory or marketing approvals or permits from the FDA, EMA or any other Regulatory Authority, in each case relating to the Program Products and Program Compounds, have been so maintained and were true, complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent filing or submission so as to be true, complete and correct in all material respects as of the date of such correction or supplementation), as applicable, and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, EMA or other Regulatory Authority.

(f)
The Rome Group has not received notice from any Company Partner of any material interruption of supply or Manufacturing capacity, shortage of raw materials, components or other Manufacturing problems that would have a material effect on the subsequent Development (as such Development is contemplated as of the Effective Date) of the Program Products or Program Compounds.

(g)
Section 4.20(g) of the Company Disclosure Schedule sets forth a list, as of the Effective Date, of (i) all recalls, field notifications, investigator notices, safety alerts, IND safety reports or other notices of action relating to an alleged lack of safety of any Program Compound or Program Product issued by any member of the Rome Group (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed and (iii) any material complaints with respect to any Program Compound or Program Product that, to Rome’s Knowledge, are currently unresolved.

(h)
No member of the Company Group is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution agreement or similar agreement with or imposed by any Governmental Authority arising from violations or alleged violations of Healthcare Laws and concerning any Program Products or Program Compounds, and no such agreement is currently pending, or, to Rome’s Knowledge, threatened.

(i)
No member of the Company Group intentionally (i) has made any materially untrue or fraudulent statement to any Regulatory Authority, (ii) has failed to disclose a material fact required to be disclosed to a Regulatory Authority or (iii) has committed any act or failed to commit any act that establishes the basis for any Regulatory Authority to invoke a material violation of applicable Law, in each case with respect to a Program Product, Program Compound or the Program Business.

4.21        Healthcare Data Privacy and Data Protection.

(a)
The Rome Group has operated the Program Business in compliance in all material respects with all applicable Laws (including Healthcare Laws) and Contracts relating to Protected Health Information, medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, identifiable patient information or other Personal Data made available to or collected by the Rome Group in connection with the operation of the Program Business as currently conducted (the “Healthcare Data Requirements”). The Rome Group has in all material respects implemented all confidentiality, security and other protective measures required by the Healthcare Data Requirements and applicable to the Program Business or the Company Group.

(b)
The Rome Group is currently in compliance in all material respects and has at all times complied in all material respects with all Healthcare Data Requirements and Data Requirements with respect to the operation of the Program Business, including:

(i)
requirements relating to the registration or notification of the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Data under Healthcare Data Requirements or Data Requirements;

(ii)	requirements relating to requests from data subjects with respect to Personal Data held or controlled by the Rome Group under Healthcare Data Requirements or Data Requirements;

(iii)	obligations set out in the Healthcare Data Requirements or Data Requirements;

(iv)
requirements relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Data by a data processor on the Rome Group’s behalf under Healthcare Data Requirements or Data Requirements; and

(v)	obtaining necessary consents from, and providing adequate privacy notice to, data subjects with respect to its processing of Personal Data relating to the Program Business.

(c)
To Rome’s Knowledge, no material breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for the Rome Group with respect to the Program Business that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D or would require notification under any comparable Laws.

(d)
To the extent required by the Healthcare Data Requirements or Data Requirements, the Rome Group has in place agreements with Third Parties processing Personal Data on its behalf in respect of the processing of data (if applicable) in connection with the Program Business which comply in all material respects with the Healthcare Data Requirements and Data Requirements.

(e)
All Protected Health Information (including any sensitive Personal Data) accessed, collected, used, processed or stored by the Rome Group (or a Third Party engaged thereby) in connection with the Program Business or transferred to any Third Parties by the Rome Group in the operation of the Program Business has in all material respects been lawfully obtained, used, processed or transferred in accordance with (i) applicable Laws (including Healthcare Data Requirements), (ii) the requirements of Contracts to which the Rome Group is a party and (iii) published privacy policies of the Rome Group relating to its processing of Protected Health Information in connection with the Program Business that the Rome Group has communicated to Persons about whom such Personal Data relates.

(f)
No member of the Rome Group is party to any pending, and no member of the Rome Group has received any written notices of any threatened, Action by any Third Party, or any inquiries or investigations by any Governmental Authority, or been the subject of any material claims or complaints to any regulatory or Governmental Authority, in each case in relation to its compliance with Healthcare Data Requirements or Data Requirements with respect to its operation of the Program Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group or the Program Business, taken as a whole, the completion of the Acquisition shall not violate any Healthcare Data Requirements or Data Requirements.

(g)
Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group or the Program Business, taken as a whole, no Person has (with respect to the Program Business):

(i)	alleged in writing to the Rome Group that the Rome Group has failed to comply with the provisions of any Healthcare Data Requirements or Data Requirements; or

(ii)
been awarded compensation by, or taken action against the Rome Group for breach of any Healthcare Data Requirements or Data Requirements, including with respect to the Rome Group’s use of Personal Data or Protected Health Information.

4.22        Unlawful Payments; International Trade Compliance.

(a)
None of the Sellers, the Company Group, nor, to Rome’s Knowledge, any of their respective directors (or equivalent), officers (or equivalent), employees or agents or other Persons acting on behalf of or in the name of such Person with authority to do so (including its agents, distributors, sales intermediaries and/or channel partners) has, in connection with the operation of the Program Business: (i) offered or used any corporate funds, directly or indirectly, for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds or (iii) offered, received, authorized, promised, agreed to or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to or from any Third Party, including any U.S. or non-U.S. government official or employee of any Governmental Authority, in each case in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the UK Anti-Bribery Act of 2010 or any similar Laws relating to the prevention of bribery, corruption or money laundering, including those concerning unlawful payments or gifts in any jurisdiction (collectively, “Anti-Bribery Laws”). The Company Group (and the Rome Group with respect to the Program Business) has instituted and maintains policies and procedures designed to promote, and which are reasonably expected to continue to promote, compliance with Anti-Bribery Laws.

(b)
None of the Sellers, the Company Group, nor, to Rome’s Knowledge, any of their respective directors (or equivalent), officers (or equivalent) or agents or other Persons acting on behalf of or in the name of such Person with authority to do so, has been or is currently (i) designated on any restricted party list or otherwise the subject or target of any sanctions or export-related restrictions administered by any Governmental Authority of the (A) United States, including, but not limited to, the U.S. Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List and the U.S. Department of State (“State Department”) Debarred List; (B) the United Nations; (C) the European Union; or (D) the United Kingdom (collectively, “Sanctions Authorities”), (ii) in the aggregate, 50 percent or greater, directly or indirectly, owned or controlled, or otherwise acting on behalf of, any Person or Persons described in clause (i) (each, a “Sanctioned Person”), (iii) organized or resident in a country or territory targeted by a comprehensive embargo administered by one or more Sanctions Authorities (which countries and territories, as of the date hereof, include Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic of Ukraine, and the so-called Luhansk People’s Republic of Ukraine) (“Sanctioned Country”), (iv) participating in any transaction, whether directly or indirectly, for or on behalf of a Sanctioned Person, or any Sanctioned Country in material violation of economic sanctions Laws, (v) exporting (including deemed exportation), re-exporting (including deemed re-exportation), or transferring, directly or indirectly, any good, software, technology or services in material violation of any applicable export, re-export, transfer or import control or economic or trade sanctions Laws, including those administered by OFAC, Commerce or the State Department, (vi) participating in any export, re-export or transaction in material violation of applicable export, re-export, transfer or import control, anti-boycott, or economic or trade sanctions Laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation (collectively, “Trade Controls”) or (vii) otherwise in material violation of any Trade Controls.

4.23        Affiliate Transactions. Except as expressly contemplated by this Agreement, as of the Closing, no member of the Rome Group (other than the Company Group) shall own, purport to own or control or have any right to any material property or right, tangible or intangible, that is necessary for the operation of the Program Business, as currently conducted or as contemplated to be conducted immediately after the Closing (other than any assets, properties or services provided pursuant to the Services Agreement).

4.24         IT, Cybersecurity, Data Privacy.

(a)
The Rome Group has (i) purchased a sufficient number of license seats, and scope of rights, with respect to all material third-party software used by the Company Group in connection with the Program Business as currently conducted, and (ii) has complied in all material respects with the terms of the corresponding agreement. The Rome Group has taken commercially reasonable efforts (including maintaining business continuity and disaster recovery policies) in accordance with normal industry practice to maintain and protect the integrity, security and operation of the material computer software and algorithms (including source code), programs, hardware, networks, databases, systems, telecommunications equipment and websites used in connection with or relied upon by the Program Business (and all information transmitted thereby or stored therein) (the “Company Systems”). There have been no material unauthorized intrusions, security breaches, ransomware attacks, successful phishing attempts or other attacks or material disruptions of the Company Systems that required or resulted in notification to any Governmental Authority or other Third Parties under Data Protection Laws; and to Rome’s Knowledge, the Company Systems do not contain any malware, “Trojan horses,” viruses or other malicious code. The Company Group maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and/or facilities.

(b)
All Personal Data collected, used or maintained by the Rome Group in connection with the Program Business has been collected, maintained, used and transferred in compliance in all material respects with applicable Data Requirements. All written, publicly-posted privacy policies of the Rome Group have been and are designed and administered materially in accordance with applicable Data Protection Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Program Business, taken as a whole, no Person has claimed any compensation from, and no Governmental Authority has made any allegation against, the Rome Group, and the Rome Group has not received any written notice from a Governmental Authority, related to the loss of or unauthorized disclosure or transfer of Personal Data or violation of any Data Requirement (in each case relating to the Program Business).

4.25       Paris License Agreement. As of the Effective Date, the Company has not exercised the Option for the Bispecific Antibody (each, as defined in the Paris License Agreement) under the Paris License Agreement.

4.26      Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is, or shall be, entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission by any member of the Company Group and there are no claims for such fees against any member of the Company Group based on any arrangement or agreement made by or on behalf of any member of the Company Group or any Seller in connection with any of the transactions contemplated by this Agreement.

4.27        No Additional Representations and Warranties. Except as expressly set forth in Article III, this Article IV or the certificate delivered pursuant to Section 8.2(c), none of Rome, the Company, any of their Affiliates or any of their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company Group, any of their respective Affiliates, any Program Compound, any Program Product or the Program Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by Rome in this Article IV and the certificate delivered pursuant to Section 8.2(c), none of Rome, the Company, any of their Affiliates or any of their Representatives makes or has made any representation or warranty to the Buyer or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to the Company Group, any Program Compound, any Program Product or the Program Business or (b) any oral or written information presented to the Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Group, any Program Compound, any Program Product or the Program Business, the negotiation of this Agreement or in the course of the Acquisition.

4.28       No Reliance. Except for the express representations and warranties contained in Article V and the certificate delivered pursuant to Section 8.3(c), the Company (a) acknowledges and agrees that none of the Buyer, nor any of its Affiliates, nor any other Person, made or shall be deemed to have made any representation or warranty to the Company or any of its Affiliates, express or implied, at Law or in equity, on behalf of the Buyer or any of its Affiliates and (b) hereby disclaims reliance on any and all statements, representations or warranties except those expressly set forth in Article V and the certificate delivered pursuant to Section 8.3(c), and acknowledges and agrees there are no, and it is not relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose or otherwise) except as expressly set forth in Article V and the certificate delivered pursuant to Section 8.3(c). Any claims the Company may have for breach of representation or warranty shall be based solely on the representations and warranties of the Buyer expressly set forth in Article V of this Agreement and the certificate delivered pursuant to Section 8.3(c).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers and the Company as follows:

5.1         Organization, Standing and Power. The Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated to be conducted immediately after the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2          Authority; Required Filings and Consents; No Conflict.

(a)
The Buyer has all requisite corporate power and authority necessary, to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers and the Company, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or other approval of the equityholders of the Buyer is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, whether by reason of applicable Law, the Constitutive Documents of the Buyer, the rules or requirements of any securities exchange, or otherwise.

(b)
No notices to, consents or approvals of, waivers, permits or authorizations from or filings or registrations with any Governmental Authority are required at or prior to the Closing by the Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or to consummate the transactions contemplated hereby, except for (i) as required under the HSR Act and (ii) any such notice, consent, approval, waiver, permit, authorization, filing or registration, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Neither the Buyer nor any of its Affiliates is subject to any “prior approval” requirement or agreement with the FTC or DOJ that would be applicable to the transactions contemplated by this Agreement.

(c)
Subject to the making of the notices, filings and registrations and receipt of the consents, approvals, waivers, permits and authorizations referred to in Section 5.2(b) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby does not and shall not (i) conflict with, result in a breach or violation of, or a default under, any (A) applicable Law, (B) applicable Order, (C) applicable Governmental Authorization or (D) Contract to which the Buyer is a party or subject to or by which it or any of its assets or properties is otherwise bound, except in each of the foregoing clauses (A) through (D), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (ii) conflict with, or result in a breach or violation of, or a default under, the Constitutive Documents of the Buyer.

5.3         Legal Proceedings. (a) There is no Action pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (b) neither the Buyer nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The representations and warranties in this Section 5.3 shall not apply to any Action commenced or threatened or any Order that comes into effect, in each case, on or after the Effective Date arising in relation to this Agreement or the Acquisition.

5.4        Financial Capability. The Buyer shall have at the Closing available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to Article II. The Buyer’s obligations hereunder are not subject to any conditions regarding the Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.5         Brokers. Other than Citibank, N.A., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer, and the Buyer shall pay any such broker’s commissions.

5.6         Acquisition of Transferred Interests for Investment. The Buyer has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its purchase of the Company Shares. The Buyer confirms that the Company has made available to the Buyer and the Buyer’s agents the opportunity to ask questions of the officers and management employees of the Company Group and the Sellers as well as access to the documents, information and records of the Company Group and to acquire additional information about the business and financial condition of the Company Group and the Program Business, and the Buyer confirms that it has made an independent investigation, analysis and evaluation of the Company Group and the Program Business and their properties, assets, business, financial condition, prospects, documents, information and records. The Buyer is acquiring the Company Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Company Shares. The Buyer acknowledges that the Company Shares have not been registered under the Securities Act or any state securities Laws and agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, to the extent applicable.

5.7         No Additional Representations or Warranties. Except as expressly set forth in this Article V and the certificate delivered pursuant to Section 8.3(c), none of the Buyer, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Buyer or its Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

5.8        No Reliance. Except for the express representations and warranties contained in Article III, Article IV or the certificate delivered pursuant to Section 8.2(c), as applicable, the Buyer (a) acknowledges and agrees that none of the Sellers, the Company, any of their respective Affiliates or any other Person, made or shall be deemed to have made any representation or warranty to the Buyer or any of its Affiliates, express or implied, at Law or in equity, on behalf of either Seller, the Company or any of their respective Affiliates and (b) hereby disclaims reliance on any and all statements, representations or warranties except those expressly set forth in Article III, Article IV or the certificate delivered pursuant to Section 8.2(c), as applicable, and acknowledges and agrees there are no, and it is not relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose or otherwise) except as expressly set forth in Article III, Article IV or the certificate delivered pursuant to Section 8.2(c), as applicable. Any claims the Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties expressly set forth in Article III, Article IV and the certificates delivered pursuant to Section 8.2(c), as applicable.

ARTICLE VI.
CONDUCT OF BUSINESS

6.1         Conduct of the Business of the Company. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement (the “Pre-Closing Period”), except (i) as otherwise expressly required or contemplated by this Agreement, (ii) as required by or to comply with applicable Law, (iii) as disclosed in Section 6.1 of the Company Disclosure Schedule, (iv) for actions taken (or not taken) in good faith in order to respond to COVID-19 or COVID-19 Measures after, to the extent reasonably practicable, prior consultation with Buyer or (v) as otherwise consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the members of the Company Group to, use commercially reasonable efforts to:

(a)	conduct the Program Business in the Ordinary Course;

(b)	perform the Development activities set forth in the Development Plan in all material respects in accordance with such Development Plan;

(c)
preserve and maintain good working relationships with suppliers, vendors, partners, licensors, licensees, distributors, regulatory authorities and other Persons having a material business relationship with the Company Group or the Program Business; and

(d)	keep available the services of its directors, officers and employees who are important to the operation of the Program Business as presently conducted.

Notwithstanding the foregoing, no action by any member of the Company Group with respect to any matters specifically addressed by Section 6.2 shall be deemed to be a breach of this Section 6.1, which matters shall be governed exclusively by Section 6.2.

6.2         Certain Restrictions During the Pre-Closing Period. Without limiting the generality of Section 6.1, during the Pre-Closing Period, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by or to comply with applicable Law, (iii) as disclosed in Section 6.2 of the Company Disclosure Schedule or (iv) as otherwise consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (x) Rome shall cause the members of the Company Group not to, and (y) solely to the extent relating to the Program Business, Rome shall not, and shall cause each other member of the Rome Group not to, with respect to the Program Business:

(a)	modify, amend or change the Constitutive Documents of any member of the Company Group;

(b)
issue, grant, sell, Encumber, dispose of or transfer any Capital Stock or other Equity Securities in any member of the Company Group, other than grants of Company RSUs to Company Group Service Providers not to exceed an aggregate number of shares of Common Stock underlying such Company RSUs of [***] of the Fully Diluted Share Number; provided that no grants shall be made on or after the date that is 10 days prior to the Closing Date;

(c)	form a Subsidiary of any member of the Company Group;

(d)
split, combine, redeem, repurchase, reclassify or otherwise acquire any Equity Securities of any member of the Company Group, except for acquisitions, or deemed acquisitions, of Capital Stock or Company RSUs effected in connection with (1) required tax withholding in connection with the vesting or settlement of Company RSUs pursuant to the terms of the Company RSUs in effect as of the date of this Agreement, (2) forfeitures of Company RSUs or (3) repurchases of Capital Stock held by employees that are subject to a repurchase right in favor of the Rome Group or the Company Group upon termination of employment;

(e)
declare, set aside or pay any non-cash dividend (or cash dividend if the record date therefor is prior to and the payment date therefor is following the Closing) on, or make any other distribution in kind in respect of, any Capital Stock of the Company;

(f)
in the case of the Company Group, create, incur, guarantee or assume any indebtedness for borrowed money, or issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of any member of the Company Group or make or guarantee any loans, advances or capital contributions to, or investments in, any Person other than the Company Group;

(g)
sell, lease, sublease, license, abandon, mortgage, pledge or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance, including a Permitted License), or otherwise dispose of any material tangible property or material tangible assets other than the sale of inventory or obsolete equipment in the Ordinary Course;

(h)
(i) sell, assign, license, grant any immunity under, transfer, abandon, waive rights with respect to, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any Encumbrance (other than a Permitted Encumbrance, including a Permitted License), any Company Intellectual Property, except for the expiration of such Intellectual Property at the end of the applicable maximum statutory term or (ii) disclose any trade secrets or other confidential information of any member of the Company Group to any Person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the Ordinary Course;

(i)	[reserved]

(j)
with respect to any member of the Company Group, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Equity Securities of, or by any other manner, any business or any other Person or any division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company Group or the Program Business, other than in the Ordinary Course or to the extent consistent with the Development Plan; provided that this clause (j) shall not apply to capital expenditures, which are governed by Section 6.2(t);

(k)	adopt a plan of merger, consolidation, restructuring, recapitalization or other reorganization with respect to any member of the Company Group;

(l)
commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding with respect to any member of the Company Group;

(m)
enter into any Contract to which a member of the Company Group is a party (or any substantially related Contracts, taken together) that, if entered into prior to the date hereof, would be a Material Contract, or amend in a material respect, renew, voluntarily terminate or waive any material rights under any Material Contract, in each case, other than (x) in the Ordinary Course (provided that in no event shall the Company be permitted to enter into any Contract that would be a Material Contract under Sections 4.6(a)(ii), 4.6(a)(iii)(A), 4.6(a)(iii)(B), 4.6(a)(iv), 4.6(a)(vii), 4.6(a)(xii), 4.6(a)(xiii), 4.6(a)(xv) or 4.6(a)(xvii) or amend in a material respect the provisions of any such Material Contract referenced in such sections) or (y) to the extent expressly contemplated by the Development Plan (excluding, for the avoidance of doubt, any Contract of the type referred to in the proviso to the immediately preceding clause (x)); provided that this clause (m) (other than the first proviso hereof) shall not restrict any action that is specifically addressed by and permitted by any other clause of this Section 6.2;

(n)	[reserved]

(o)
except (i) as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or as permitted to be established or amended by the terms of this Agreement, (ii) for any action (x) for which the Rome Group (other than the Company Group) shall be solely liable and (y) which will not result in any additional Liability of Buyer or the Company Group with respect to Section 280G or Section 4999 of the Code (including in connection with any obligation to provide any gross-up or reimbursement of any Tax or related interest or penalties or the disallowance of a federal income tax deduction) or (iii) entering into any agreement with respect to granting of rights to the Approved 280G Gross-up Payments subject to Buyer’s prior review and comment (which shall not be unreasonably withheld, conditioned or delayed), (A) terminate, materially modify, establish or enter into any Benefit Plan or any arrangement that would be a Benefit Plan if in effect on the date hereof (except as required by applicable Law), (B) increase the compensation or benefits provided to any current or former Company Group Service Provider or (C) take any action to accelerate the time of payment, funding or vesting of any compensation or benefits under any Benefit Plan or otherwise, in each case with respect to Company Group Service Providers;

(p)
with respect to any member of the Company Group, (i) make any material changes in Tax accounting methods, principles, practices or policies, except for any changes required by applicable Law, (ii) make, change or revoke any material Tax election or change any Tax accounting period, (iii) enter into any closing agreement relating to any material Tax, (iv) surrender, settle, compromise or otherwise abandon any right to claim a material Tax refund, (v) consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment (other than waivers or extensions requested in the Ordinary Course by a Tax Authority) or (vi) apply for or request any Tax ruling;

(q)
with respect to any member of the Company Group, adopt or change any of the accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) used by the Company Group or the Program Business, in each case, unless required by GAAP or applicable Law or otherwise applicable to all of the members of the Rome Group;

(r)
offer, propose to settle, settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, in each case, other than (A) a settlement or release that contemplates only the payment prior to the Closing Date of money without ongoing limits on the conduct or operations of any member of the Company Group (other than obligations of confidentiality and non-disparagement and other obligations that are merely incidental to a settlement or compromise for the payment of money) or (B) settlements or compromises of any Action in the Ordinary Course or where the amount paid in settlement or compromise (in excess of amounts covered by a third-party indemnity or insurance) does not exceed $1,000,000 individually or $2,000,000 in the aggregate (but not including any such settlement or compromise that would impose any ongoing limits on the conduct or operations of any member of the Company Group (other than obligations of confidentiality and non-disparagement and other obligations that are merely incidental to a settlement or compromise for the payment of money));

(s)
with respect to any member of the Company Group, enter into a lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) (other than any such lease or sublease that is one year or less in duration or includes payment obligations not in excess of $100,000 on an annual basis);

(t)
with respect to any member of the Company Group, make or agree to make any capital expenditures in excess of $5,000,000, in the aggregate, other than to the extent consistent with the Development Plan or the Company’s budget for capital expenditures set forth in Section 6.2(t) of the Company Disclosure Schedule; provided that this clause (t) shall not apply to any acquisitions governed by Section 6.2(j);

(u)
with respect to any member of the Company Group, (i) modify, extend, terminate or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Group Employees;

(v)
implement or announce any layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions with respect to Company Group Employees that would trigger notice obligations under the WARN Act;

(w)
with respect to any member of the Company Group, waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Group Service Provider other than in the Ordinary Course;

(x)
transfer the employment of (i) a Company Group Employee from the Company Group to the Rome Group (other than the Company Group), or (ii) any employee of the Rome Group from the Rome Group to the Company Group; or

(y)	authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions prohibited in Sections 6.2(a) through 6.2(x).

Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement (i) shall give Buyer, directly or indirectly, the right to control or direct the business or operations of the Company Group, or to extent relating to the Program Business, the Rome Group, prior to the Closing, including the Program Business, or (ii) shall prohibit or otherwise in any way restrict any of the operations of the business of the Rome Group to the extent not related to the Program Business or of Paris and its Affiliates. Prior to the Closing, the Sellers and the members of the Company Group, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business and operations, including the Program Business.

6.3          Confidentiality.

(a)
The Parties acknowledge that the Buyer and Roivant Sciences, Inc. have previously executed a confidentiality agreement, dated as of January 18, 2023 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or as the Buyer and Rome may mutually amend, supplement or otherwise modify from time to time. Effective upon the Closing, the Confidentiality Agreement shall terminate solely with respect to information relating to the Company Group or the Program Business (it being understood that any other information will continue to be subject to the provisions of the Confidentiality Agreement in accordance with its terms).

(b)
For a period of five years from the Closing Date (except with respect to trade secrets, in which case the obligation shall survive for so long the trade secret is maintained as a trade secret under applicable Law), Rome shall, and shall cause its Affiliates to, hold in confidence nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to the Program Business; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Rome or any of its Affiliates from and after the Closing from a third-party source that is not known by Rome or its applicable Affiliates after reasonable inquiry to be under any obligations of confidentiality to the Buyer or the Company Group with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Rome or any of its Affiliates of the terms of this Agreement, (iii) to the extent used by Rome or any of its Affiliates to comply with the terms of this Agreement or any other Contract between Rome or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, but for such purpose only, (iv) that is, following the Closing, independently developed or derived by Rome or any of its Affiliates without use of such Sensitive Business Information or (v) that Rome or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Rome or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such Sensitive Business Information, Rome shall reasonably promptly notify the Buyer in writing (unless not permitted by Law or such legal or regulatory process to so notify), and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with the Buyer, at the Buyer’s sole cost and expense, to preserve to the extent reasonably practicable the confidentiality of such information; provided that Rome and its Affiliates may only disclose such Sensitive Business Information which, based on the advice of their respective legal counsel, is required by Law or such legal or regulatory process to be disclosed.

6.4         Key License Agreements. During the Pre-Closing Period, Rome shall take all actions within its control to cause the Company Group not to (a) amend, modify, assign, delegate (other than a limited delegation of obligations by way of subcontracting arrangements with existing subcontractors entered into in the Ordinary Course and in accordance with past practice), terminate or waive any provision of the Paris License Agreement (other than amendments or modifications that are solely ministerial or otherwise do not adversely affect the Company Group’s rights thereunder, of which Buyer shall be given reasonable notice and an opportunity to comment within a reasonable timeframe (not to exceed five Business Days)) or (b) to the extent it has a consent right with respect thereto, permit any amendment, modification, termination or waiver of any [***] (other than amendments or modifications that are solely ministerial or otherwise do not adversely affect the Company Group’s rights thereunder, of which Buyer shall be given reasonable notice and an opportunity to comment within a reasonable timeframe (not to exceed five Business Days)). For the avoidance of doubt, nothing in this Section 6.4 shall restrict Telavant from exercising the Option for the Bispecific Antibody (each, as defined in the Paris License Agreement) under the Paris License Agreement; provided that, notwithstanding the foregoing, Telavant shall not amend the Paris License Agreement to effect, or otherwise in connection with, its exercise of the Option for the Bispecific Antibody without the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII.
ADDITIONAL AGREEMENTS

7.1          Access to Information; Development Plan.

(a)
During the Pre-Closing Period, the Company and Rome shall afford to the Buyer’s Representatives reasonable access, upon reasonable advance notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of the properties, books, Contracts, personnel and records of the Rome Group solely to the extent relating to the Company Group or the Program Business as the Buyer shall reasonably request in connection with the Acquisition, and, during such period, Rome and the Company shall furnish promptly to the Buyer such information concerning the business, properties, assets and personnel of the Company Group and the Program Business as the Buyer may reasonably request, solely for purposes of furthering the Acquisition, including for purposes of integration planning relating to the Acquisition.

(b)
Without limiting the generality of the foregoing, Rome covenants and agrees that, during the Pre-Closing Period, it shall keep the Buyer reasonably informed, with respect to the Program Business and Program Products, as to the Rome Group’s regulatory strategy, material communications with Regulatory Authorities and submissions to Regulatory Authorities, including by providing copies of material information to the Buyer. In order to keep the Buyer reasonably informed regarding its regulatory relationship with Regulatory Authorities for the Program Business and Program Products, Rome also agrees to cause the Rome Group to promptly provide the Buyer with any and all material communications with Regulatory Authorities for the Program Business and Program Products with respect to its submissions and other non-immaterial regulatory issues such as INDs and Clinical Trials (whether new or ongoing). Without limiting the generality of the foregoing, the Buyer shall have the right to, at its sole election, participate in all meetings of the Rome Group with the FDA or any other Regulatory Authority with respect to the Program Business or Program Products (whether in-person or via video or teleconference) and all material preparatory, follow-up and debrief meetings or conferences (including by telephone with respect thereto).  Nothing contained in this Section 7.1(b) is intended to give the Buyer, directly or indirectly, the right to control or direct the regulatory strategy of the Program Business prior to the Closing Date.

(c)
Rome and the Company covenant and agree that, during the Pre-Closing Period, the Company shall (i) not amend, in any material respect, the Development Plan without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except that such consent shall not be required (but Buyer shall be offered a reasonable time, not to exceed five Business Days, to comment thereupon, and the Company shall consider in good faith incorporating such comments) with respect to any such amendment that is mandated or recommended by a Regulatory Authority and (ii) keep the Buyer reasonably informed as to the Rome Group’s progress of the material activities under the Development Plan, including material Regulatory Authority interactions and material correspondences and providing copies of final clinical data with respect to any Program Compound or Program Product that first becomes available to the Rome Group during the Pre-Closing Period. Nothing contained in this Section 7.1(c) is intended to give the Buyer, directly or indirectly, the right to control or direct the Development of the Program Compounds or Program Products prior to the Closing.

(d)
Notwithstanding anything in the foregoing, no member of the Rome Group shall be required to provide access to or disclose any such information under this Section 7.1 (i) to the extent such access or disclosure would jeopardize or reasonably be expected to result in the loss of attorney-client privilege, attorney-work product protection or other legal privilege of the Rome Group or (ii) which is prohibited under applicable Law or Order or the terms of any agreement to which the Rome Group is a party as of the Effective Date; provided that Rome shall cause the Rome Group to cooperate in good faith to provide, to the extent feasible, substantially the information the Buyer requests in such a manner as not to waive any attorney-client or other legal privilege or contravene any applicable Law.

(e)	Until the Closing, all information provided to the Buyer and its officers, employees, accountants, counsel and other Representatives shall be subject to the Confidentiality Agreement.

(f)
If Closing occurs prior to the occurrence of the meeting described on Section 7.1(f)(1) of the Company Disclosure Schedule (the “Rome FDA Meeting”), then Rome shall provide Buyer and the Company with reasonable assistance with respect to the Rome FDA Meeting, including by making available to the Buyer the individuals listed on Section 7.1(f)(2) of the Company Disclosure Schedule (the “Continuing Employees”) for the purpose of preparing for and attending the Rome FDA Meeting and handling any post-meeting follow-up.  In furtherance thereof, and without limitation to Section 7.10(a), the Rome Group shall (i) from the date of this Agreement through immediately prior to the Closing, use its commercially reasonable efforts to continue the employment of the Continuing Employees, and (ii) from immediately prior to the Closing through the date that is five days following the Rome FDA Meeting and, at Buyer’s sole election provided by notice in writing to Rome during such five day period immediately following the Rome FDA Meeting, for a period of up to five weeks after the date of the Rome FDA Meeting (such period, as applicable, the “Continuing Assistance Period”), use its commercially reasonable efforts to (A) continue the employment of the Continuing Employees who are employees of the Rome Group (other than the Company Group) and (B) engage as consultants the Continuing Employees who are Company Group Employees.

7.2          Consents and Antitrust Approvals.

(a)
Subject to the terms and conditions of this Agreement, including Section 7.2(b), each Party shall, and each shall cause its Affiliates to and Rome shall cause the Company Group to, use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to achieve satisfaction of the conditions to the Acquisition set forth in Article VIII and to consummate the Acquisition (in each case, no later than the End Date), including (x) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all Filings (and thereafter make any other required or appropriate submissions) as are necessary to consummate the Acquisition, including (in each case as promptly as reasonably practicable) (A) Rome and the Buyer each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the Acquisition no later than ten (10) days after the date of this Agreement, (B) in relation to the Clearances set forth in Section 8.1(a) of the Company Disclosure Schedule, the Buyer preparing and filing a briefing paper with any Governmental Authority set forth in Section 8.1(a) of the Company Disclosure Schedule no later than ten (10) Business Days after the date of this Agreement and (C) Rome and the Buyer each making any other Filing that is required under any Antitrust Law (other than the HSR Act) or foreign investment Law, (y) using reasonable best efforts to obtain, and thereafter maintain, all Clearances required to be obtained from any Governmental Authority or other Third Party that are necessary to consummate the Acquisition, and complying with the terms and conditions of each Clearance (including by using reasonable best efforts to supply any additional information that may be required or reasonably requested pursuant to the HSR Act or other applicable Antitrust Laws or foreign investment Laws), and (z) using reasonable best efforts to cooperate, to the extent reasonable, with the other Parties in their efforts to comply with their obligations under this Agreement, including in seeking to obtain any required Clearances. Each of the Buyer and Rome (but not, for clarity, Paris) shall contest, defend and appeal any Action, whether judicial or administrative, challenging this Agreement or the consummation of the Acquisition.  For the avoidance of doubt, except as expressly permitted in Section 7.2(a)(x)(B) above, no Party or its Affiliates shall be permitted, unless otherwise mutually agreed between Buyer and Rome, to submit a briefing paper to a Governmental Authority (including any Governmental Authority set forth in Section 8.1(a) of the Company Disclosure Schedule); provided that nothing in this Section 7.2(a) shall restrict the right of the Buyer to communicate (orally or in writing) with any Governmental Authority in response to prior communications or engagement from such Governmental Authority with Buyer, Rome or their respective Affiliates.

(b)
Notwithstanding the foregoing, or anything else in this Agreement, Buyer shall not be required to (A) divest, sell, license or otherwise dispose of, subject to a hold-separate order or other restriction with respect to any asset, operation, division, business, product line or business relationship of the Buyer or its Affiliates or the Company Group, (B) terminate, amend or assign existing relationships or contractual rights or obligations or (C) amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements, in any such case to obtain the expiration of any applicable waiting period or clearance with respect to the Clearances (each, a “Burdensome Condition”).

(c)
Subject to the Buyer’s overall control of strategy (including with respect to communications and timing matters related to interactions with the applicable Governmental Authority, but subject to the express rights of Rome and the Company set forth in this Section 7.2 and the express timing limitations set forth in Section 7.2(a)(x)) with respect to the Parties’ efforts to obtain the Clearances, the Buyer and the Company shall cooperate in good faith (including the Buyer reasonably consulting with and considering in good faith all comments and advice of Rome and its counsel), to jointly develop, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including with respect to the timing, nature and substance of all such responses), and shall jointly participate in all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law. The Buyer shall control the defense and settlement of any Action brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law; provided that the Buyer shall reasonably consult with and consider in good faith all comments and advice of Rome and its counsel in respect of such Action. None of the Buyer, Rome, the Company or any of their respective Affiliates shall (x) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with a Governmental Authority, or (y) withdraw and refile its initial filing pursuant to the HSR Act or any other Antitrust Law, as the case may be, without the prior written consent of Rome and Buyer, not to be unreasonably withheld, conditioned or delayed.

(d)
To the extent permitted by applicable Law, each of the Parties shall, and shall cause its Affiliates to, as promptly as practicable, (i) upon request from a Governmental Authority, furnish to such Governmental Authority any information or documentation concerning themselves, their Affiliates, directors, officers and stockholders, information or documentation concerning the Acquisition and information or documentation on such other matters as may be requested and (ii) make available their respective directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives (“Representatives”) to, upon reasonable request, any Governmental Authority, in the case of each of clause (i) and (ii), in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Acquisition or (B) any Governmental Authority investigation, review or approval process.

(e)
Subject to Section 7.2(b), applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, and subject to the proviso at the end of this Section 7.2(e), each of Parties shall, and each shall cause its Affiliates to, and Rome shall cause the Company Group to (i) (A) as far in advance as practicable, notify the other Party of, and provide the other Party with an opportunity to consult with respect to, any Filing or material or substantive communication or inquiry it or any of its Affiliates or the Company Group intends to make with any Governmental Authority relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making Party shall provide the other Party and its respective counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party and such Party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, provide the other Party with a copy of any such Filing or, if in written form, a summary of any communication or inquiry, (ii) as promptly as practicable following receipt, furnish the other Party with a copy of any Filing or, if in written form, material or substantive communication or inquiry, it or any of its Affiliates or the Company Group receives from any Governmental Authority relating to matters that are the subject of this Agreement and (iii) coordinate and reasonably cooperate with the other two Parties in exchanging such information and provide such other assistance as the other two Parties may reasonably request in connection with this Section 7.2; provided that the Buyer, Paris and Rome may limit provision of such information to outside counsel to each of the other two Parties and may redact information that is covered by the attorney-client privilege or relates to the valuation of the Acquisition. Subject to Section 7.2(b), none of the Parties or their respective Affiliates or Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, Action (including the settlement of any investigation) or other inquiry regarding the Acquisition unless it consults with Rome and the Buyer in advance and, to the extent permitted by such Governmental Authority, allows (i) in the case of a meeting or conference involving Rome or the Company or their respective Representatives, the Buyer to participate and (ii) in the case of a meeting or conference involving the Buyer or its Representatives, Rome to participate.

(f)
Except as set forth in Section 7.2(f) of the Company Disclosure Schedule, the Buyer shall not (and shall cause its Affiliates not to) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, if the entering into an agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to prevent or materially delay the consummation of the Acquisition on or prior to the End Date.

(g)
Each Party agrees to cooperate and Rome shall use commercially reasonable efforts in obtaining any consents and approvals of Third Parties that may be required in connection with the transactions contemplated by this Agreement pursuant to the Material Contracts set forth on Section 4.6(a) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate any member of the Company Group to make, or to cause to be made, any payment to any Third Party in order to obtain the consent or approval of such Third Party under any contract or otherwise. Notwithstanding anything to the contrary in this Agreement, Buyer agrees that none of the Sellers or any of their respective Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered as a result of such failure.

(h)
In the event of any Willful Breach by a controlling Affiliate of the Buyer (solely for these purposes, as though such Affiliate were a party to this Agreement) of any provision of this Section 7.2 applicable to the Buyer’s Affiliates, such Willful Breach shall be deemed to be a Willful Breach of the Buyer for all purposes of this Agreement.

7.3         Notice of Certain Events. The Sellers and the Company shall give notice to the Buyer and the Buyer shall give notice to Rome, as promptly as reasonably practicable upon becoming aware of the institution of, or the threat of institution of, any Action against it or any of their respective Affiliates related to this Agreement or the transactions contemplated hereby; provided that any failure to give notice in accordance with the foregoing shall not, in and of itself, be deemed to constitute the failure of any condition set forth in Section 8.2(b) or Section 8.3(b), as applicable, to be satisfied. The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

7.4          Public Disclosure.

(a)
Subject to Section 6.3, (i) Rome and the Company shall reasonably consult with the Buyer, and the Buyer shall reasonably consult with Rome, before issuing any press release or otherwise making any public statement or making any other public disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (ii) no Party or its Affiliates shall issue any such press release or make any such public statement or disclosure without the prior written approval of the Buyer (in the case of any other Party) or Rome (in the case of any other Party), except as permitted by Sections 7.4(b); provided, however, that the Parties may make public statements or disclosures that are not inconsistent with (or more expansive than) previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 7.4.

(b)
Each Party may disclose such information as may be required by applicable Law or Order, including those incident to the listing of securities on a stock exchange or governing disclosure of publicly traded companies in the United States, without the consent of the other Parties; provided, further, that the Party disclosing such information shall (i) only disclose such information as is required by such applicable Law or Order; and (ii) provide reasonable advance notice to the extent practicable to the Buyer (in the case of Rome, Paris and the Company) or Rome (in the case of the Buyer) of the intended disclosure and the content of that disclosure and shall permit the Buyer (in the case of Rome, Paris and the Company) or Rome (in the case of the Buyer) the opportunity to comment on any such disclosure.

7.5         Non-Solicit. Without Rome’s prior written consent, Buyer shall not, and shall cause its Affiliates (including after the Closing, the Company Group) not to, directly or indirectly, for a period of 12 months from and after the Closing Date, solicit for employment or services or hire any employee or service provider of the Rome Group as of the Closing that was involved in the operations of the Program Business or had first become known to Buyer in connection with its evaluation of the Acquisition or negotiation of the Agreement (each, a “Rome Covered Person”); provided that this Section 7.5 shall not preclude the Buyer and its Affiliates from (i) soliciting for employment or services any Rome Covered Person pursuant to a general solicitation through a public medium or general or mass mailing by or on behalf of the Buyer or its Affiliates that is not targeted at Rome Covered Persons or (ii) hiring any Rome Covered Person who ceases to be employed by the Rome Group (following the three-month anniversary of such Rome Covered Person ceasing to be so employed).

7.6         Retention of Records. Subject to any retention requirements relating to the preservation of Tax records, the Buyer and Rome agree that each of them shall (and shall cause the Company Group to) preserve and keep the records held by them relating to the Program Business for a period of seven years from the Closing Date, and shall make such records available during regular business hours on reasonable notice to the other as may be reasonably requested by such Party, at such Party’s expense, in connection with, among other things, any insurance claims by, Actions against or by Governmental Authorities of, the Buyer, the Sellers or the Company Group, for Tax or accounting reasons, to enable the Buyer or Rome to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or other reasonable need; provided, however, that none of the Buyer, Rome and the Company Group shall be required to afford such access or such information to the extent that doing so would result in the loss of attorney-client privilege, attorney work product protection or other legal privilege or to provide access to information that is pertinent to a dispute between the Buyer or its Affiliates, on the one hand, and the Rome Group, on the other hand.

7.7          Tax Matters.

(a)
The Buyer and Rome shall provide each other with such reasonable cooperation and assistance as may be reasonably requested in writing by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes (“Tax Contests”) of or relating to any member of the Company Group, provided that the Buyer and the Company shall in no event be required under this Section 7.7(a) to provide any information with respect to the Company Group or to cooperate hereunder with respect to Taxes, for any Tax Period, or portion of a Tax Period, beginning after the Closing Date except to the extent includable in the Tax Package; and provided that, the Buyer shall not be required under this Section 7.7(a) to provide any information of its operations or those of its Affiliates (other than for the Company Group as provided in this Section 7.7(a)). The Buyer shall cause the members of the Company Group to execute such Tax Returns, powers of attorney or both as Rome may reasonably request in connection with filing any Tax Return for a Pre-Closing Tax Period or Straddle Period that includes Rome or any of its Affiliates or Tax Contest with respect to Rome or any of its Affiliates, in each case other than Tax Returns or Tax Contests that relate solely to the Company Group. Within a reasonable period of time following the Closing Date, the Buyer shall prepare and provide, or cause to be prepared and provided, to Rome a Tax Package that includes all members of the Company Group whose Tax Period ended on the Closing Date (or otherwise as a result of the Closing) for any combined, consolidated, affiliated, unitary or similar Tax Returns.  Rome will provide the Buyer with information reasonably requested by Buyer (i) in connection with the preparation or provision of the Tax Package and (ii) pertaining to the utilization of any Tax assets of the Company Group by any member of a Company/Rome Tax Group during the Pre-Closing Tax Period or Straddle Period.  Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates on the one hand or Rome or any of its Affiliates on the other hand, shall be required to provide to any Person any right to access or to review any Tax Return or Tax work papers of the Buyer or any of its Affiliates or Rome or any of its Affiliates, as applicable (including any consolidated, combined, affiliated or unitary Tax Return that includes the Buyer or any of its Affiliates or Rome or any of its Affiliates, as applicable, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return), in each case other than information (i) necessary to comply with the preceding sentence (which may be provided on a pro forma basis) and (ii) solely related to the Company Group.

(b)
For purposes of this Agreement, any Taxes of the Company Group with respect to any Straddle Period will be apportioned between the portion of such period up to and including the Closing Date (such portion, the Pre-Closing Tax Period of a Straddle Period) and the portion of such Straddle Period that begins after the Closing Date where the Pre-Closing Tax Period amount of a Straddle Period will be (i) in the case of any real or personal property or similar periodic Taxes, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period of a Straddle Period and the denominator of which is the number of days in such Straddle Period and (ii) in the case of any other Tax, the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date. For purposes of this allocation, any exemption, deduction, credit or other item for a Straddle Period will be allocated in the same manner as described in the previous sentence.  For the avoidance of doubt, nothing in this Section 7.7(b) shall affect the provisions of Section 7.10.

(c)
Notwithstanding anything to the contrary in this Agreement, for any state or local consolidated, combined, unitary or similar group that includes or has included any member of the Company Group with any member of the Rome Group (a “Company/Rome Group,” and such taxes of a Combined Company/Rome Group, “Combined Company/Rome Group Taxes”), (i) such member(s) of the Company Group shall be allocated, and shall be responsible for, the portion of such Combined Company/Rome Group Taxes that are properly attributable to such Company Group member(s), and (ii) such member(s) of the Rome Group shall be allocated, and shall be responsible for, the portion of such Combined Company/Rome Group Taxes such that are properly attributable to such Rome Group member(s). The Parties agree that to the extent Buyer or its Affiliates (including after the Closing, the Company Group) on the one hand, or Rome or its Affiliates, on the other hand, has an actual cash Tax liability for any Combined Company/Rome Group Taxes that are attributable to Rome or its Affiliates (other than the Company Group) or Buyer or its Affiliates (including, after the Closing, the Company Group), as applicable, Rome or Buyer, as applicable, shall reimburse the paying Party (or cause such paying Party to be reimbursed) for such Combined Company/Rome Group Taxes upon reasonable written request therefor; provided, that if such request is made within ten (10) Business Days prior to the due date (including extensions) for such Taxes, such payment shall be made in all cases at least three (3) Business Days prior to such due date.

(d)
Buyer shall prepare all Pre-Closing Tax Period and Straddle Period Tax Returns with respect to a Company/Rome Group that are due after the Closing where the entity legally obligated to file such Tax Return is Buyer or any of its Affiliates (including the Company Group) (each a “Buyer Tax Return”); provided, that (A) such Buyer Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods, if any, unless a different treatment of any item is required by applicable Law, (B) Buyer (1) shall provide a complete copy of such Buyer Tax Returns to Rome for its review and comment at least fifteen days prior to the due date for filing of such Buyer Tax Returns (including extensions) and (2) shall not file any such Buyer Tax Returns without first obtaining the prior written consent of Rome (not to be unreasonably withheld, conditioned or delayed); provided, that if Rome and Buyer have not agreed on a Buyer Tax Return by the due date of such Tax Return, then Buyer may file such Tax Return (as prepared by Buyer) when due and the Parties shall submit any disputes for resolution in accordance with the principles of Section 2.5(d) (mutatis mutandis) and Buyer shall amend such Tax Return as necessary to give effect to the final resolution of such dispute, and (C) Buyer shall timely file (or cause the Company Group to timely file) any such Buyer Tax Returns.

(e)
Rome shall prepare and file any Tax Returns with respect to a Company/Rome Group that are due after the Closing where the entity legally obligated to file such Tax Return is Rome or any of its Affiliates (other than a member of the Company Group), including any state income Tax Return that is filed on a combined basis for or with respect to any Pre-Closing Tax Period, including any Straddle Period (each a “Rome Tax Return”); provided, that (A) such Rome Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods, if any, unless a different treatment of any item is required by applicable Law, (B) Rome (1) shall provide a pro forma copy of such Rome Tax Returns reflecting only the items relating to the Company Group to Buyer for its review and comment at least fifteen days prior to the due date for filing of such Rome Tax Returns (including extensions) and (2) shall not file such Rome Tax Return without first obtaining the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed); provided, that if Rome and Buyer have not agreed on a Rome Tax Return by the due date of such Tax Return, then Rome may file such Tax Return (as prepared by Rome) when due and the Parties shall submit any disputes for resolution in accordance with the principles of Section 2.5(d) (mutatis mutandis) and Rome shall amend such Tax Return as necessary to give effect to the final resolution of such dispute, and (C) Rome shall timely file (or cause to be timely filed) any such Rome Tax Returns. With respect to any Rome Tax Return, the Parties agree that Rome shall be entitled to claim on its combined Tax Return any exemption, deduction, credit or other item that would be allocated to the Pre-Closing portion of a Straddle Period under Section 7.7(b), and Buyer shall be entitled to claim any losses, credits, or other deductions that are attributable to the Company Group and are allocated to the portion of the Straddle Period that begins after the Closing Date.

(f)
In the case of any Tax Contest that relates to a Company/Rome Group or Combined Company/Rome Group Taxes, Rome shall, at its cost and expense, have exclusive right to control such Tax Contest; provided that, if the settlement or other resolution of such Tax Contest would reasonably be expected to increase the amount of Taxes payable or borne by, or otherwise negatively affect the tax position of, the Buyer or its Affiliates, including the Company Group, then, to the extent related thereto, (i) the Buyer, at its sole cost and expense, shall have the right to participate in such audit or Tax proceeding and receive copies of all material correspondence with respect thereto and (ii) Rome shall not settle, compromise or otherwise resolve such Tax Contest without the Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(g)
Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand. The Buyer and the Sellers shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

(h)
Notwithstanding anything to the contrary herein, all Tax Sharing Agreements between any member of the Company Group, on the one hand, and any Person (other than any member of the Company Group), on the other hand, shall be terminated prior to the Closing Date and, after the Closing, no member of the Company Group will be bound thereby or have any liability thereunder.

(i)
Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.7 shall survive until sixty days after the expiration of the statute of limitations with respect to the relevant Tax (taking into account any extension, mitigation or waiver thereof).

7.8        Affiliate Matters. On or prior to the Closing Date, except as expressly contemplated by this Agreement or as set forth in Section 7.8 of the Company Disclosure Schedule, all Contracts between the Rome Group, on the one hand, and the Company Group, on the other hand, and all Intercompany Obligations shall be settled or otherwise eliminated or terminated, as applicable, in each case, effective as of the Closing, with no consideration payable by any Party in respect thereof or any continuing liability of any Party thereunder.

7.9          Release.

(a)
Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates, or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Buyer and its Affiliates and each member of the Company Group and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), in each case from all claims arising solely in such Seller’s capacity as a stockholder of the Company whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Transferred Releasees occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either Seller, its Affiliates and their respective Representatives under this Agreement or any other written agreement to be in effect between such Seller and the Company (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) accounts payable set forth in Section 7.8 of the Company Disclosure Schedule, (iii) the rights of Sellers and their Affiliates under the terms of the Paris Transaction Agreements that by their terms survive the Closing, (iv) the other arrangements, understandings or Contracts listed in Section 7.8 of the Company Disclosure Schedule or (v) Fraud. Each Seller shall not make, and each Seller shall not permit any of its Affiliates to make, and each Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim, or commence any Action asserting any claim, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any claims released pursuant to this Section 7.9(a).

(b)
Effective as of the Closing, the Buyer, on behalf of itself and each of its Affiliates (including the Company Group), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges each Seller and its Affiliates and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Selling Releasees”), in each case from all claims arising whatsoever of every name and nature, both in Law and in equity, arising out of or related to the Sellers’ ownership or operation of the Company Group or the Program Business at or prior to the Closing, other than in each case, (i) any rights of the Buyer, its Affiliates and their respective Representatives under this Agreement, the Paris License Agreement or any other written agreement to be in effect between the Buyer and the Company (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) accounts payable set forth in Section 7.8 of the Company Disclosure Schedule, (iii) the other arrangements, understandings or Contracts listed in Section 7.8 of the Company Disclosure Schedule or (iv) Fraud. The Buyer shall not make, and the Buyer shall not permit any of its Affiliates to make, and the Buyer covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim, or commence any Action asserting any claim, including any claim for contribution or indemnification, against any of the Selling Releasees with respect to any claims released pursuant to this Section 7.9(b).

7.10        Employee Matters.

(a)
Immediately prior to, and contingent upon the Closing, the Company Group shall terminate (x) the employment of each Company Group Employee and (y) unless otherwise requested in writing by Buyer prior to the Closing, each consulting agreement between a member of the Company Group and each Company Group Service Provider. The Company Group shall provide each Company Group Employee whose employment is terminated pursuant to this Section 7.10(a) (a “Terminated Employee”) and who executes and does not revoke a release of claims prepared by Rome, which release shall cover all claims against the Sellers, the Company Group and the Buyer and their respective Affiliates (each, a “Release”), in a form agreed to by each of the foregoing, with severance benefits equal to a cash amount equal to the sum of (i) the greater of (A) the amount of cash severance payments such Terminated Employee is entitled to under any Company Benefit Plan (the amount of cash severance described in this clause (A), the “Contractual Cash Severance”) and (B) three months of such Terminated Employee’s base salary payable by the Company Group (which cash amount shall be determined (x) with respect to each Terminated Employee who was a Company Group Employee as of the Effective Date (each such Terminated Employee, a “Current Employee”) based on such Current Employee’s hourly wage or base salary (as applicable) payable by the Company Group in effect as of the Effective Date and (y) with respect to each Terminated Employee who is not a Current Employee (each such Terminated Employee, a “New Hire”) based on such New Hire’s initial base salary payable by the Company Group) (the amount of cash severance described in this clause (B), the “Section 7.10(a) Cash Severance”) and (ii) an amount, determined on a post-tax basis, equal to the cost to such Terminated Employee for continued coverage for such Terminated Employee (and such Terminated Employee’s covered dependents, if applicable) under the Company’s group health plans under Section 4980B of the Code (including the portion of the premium that the Company subsidized for active employees and a 2% administrative fee) for three months at the same levels and costs as in effect on the date of termination of employment (the sum of the amounts in (i) and (ii), the “Severance Obligations”), payable in accordance with Section 7.10(b).

(b)
The Buyer shall cause the Company Group to pay the Severance Obligations, the Accrued Bonus Amounts and the Approved 280G Gross-up Payments to the respective Terminated Employees and other Company Group Service Providers, in each case subject to the applicable Terminated Employee’s or Company Group Service Provider’s execution and non-revocation of a Release, with each such payment to be made in a lump sum to the Terminated Employee or Company Group Service Provider entitled to such payment on the first payroll date immediately following the date that such Terminated Employee or Company Group Service Provider’s Release becomes effective and irrevocable. No later than ten days prior to the Closing, Rome shall provide to Buyer (or its counsel) (i) a true and complete schedule that sets forth each of the Approved 280G Gross-up Payments for each applicable Company Group Service Provider and the related 280G calculations prepared by KPMG LLP and (ii) a true and complete schedule of the Accrued Bonus Amount for each Company Group Employee.

(c)
Rome shall assume or retain sponsorship of and be solely responsible for, and shall indemnify and hold the Buyer and its Affiliates harmless for, (i) all Liabilities and obligations relating to or at any time arising under or in connection with any Benefit Plan, and (ii) all Liabilities based upon, relating to or arising from the employment or services, or the termination of employment or service (actual or constructive), of any Company Group Service Provider or any other current or former employee or service provider of Rome and its Affiliates, in each case whether arising prior to, on, or after the Closing Date (including, without limitation, any severance or termination-related payments or benefits and including any such Liabilities arising under applicable Law) but other than any Liabilities that relate to any services performed for the Buyer and its Affiliates following the Closing (other than any Liabilities for the services contemplated in Section 7.1(f) during the Continuing Assistance Period), in each case other than (x) any Liabilities included in Transaction Expenses, Indebtedness or in Closing Net Working Capital, (y) any Approved 280G Gross-up Liabilities, Severance Obligations or Accrued Bonus Amounts (the bearing of Liability for each of which is otherwise addressed in this Agreement) and (z) the loss of any deduction or other tax benefit as a result of the application of Section 280G of the Code.

(d)
Prior to the Closing, the Company Group shall take (or cause to be taken) all actions necessary to terminate or transfer to the Rome Group (other than the Company Group), effective as of immediately prior to the Closing, (i) all Company Benefit Plans, (ii) any relationship of the Company Group with any professional employer organization and (iii) the participation in any Benefit Plan by any member of the Company Group.

(e)
Nothing in this Section 7.10 shall (i) be construed as an amendment or other modification of, or the establishment or termination of, any Company Benefit Plan, Benefit Plan or other benefit or compensation plan, agreement or arrangement, (ii) obligate Buyer or any of its Affiliates to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Closing, (iii) give any Third Party any right to enforce the provisions of this Agreement or any remedies under this Agreement or (iv) limit the right of any member of the Rome Group or the Buyer and its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan, Benefit Plan or other benefit or compensation plan, agreement or arrangement.

7.11        Directors & Officers Indemnification.

(a)
The Buyer shall cause each member of the Company Group to honor and fulfill, in all respects, the obligations of the Company Group pursuant the Constitutive Documents of each member of the Company Group, the Investor Rights Agreement and to any indemnification agreement between the Company Group, on the one hand, and any of its current or former directors, managers, officers or employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), on the one hand, for any act or omission by any such Indemnified Party occurring prior to the Closing. In addition, during the period commencing at the Closing and ending on the sixth anniversary of the Closing, the Buyer shall cause each member of the Company Group to cause the Constitutive Documents of such member of the Company Group to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Constitutive Documents of each such member of the Company Group as of the Effective Date. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Without limiting the generality of the foregoing provisions of this Section 7.11(a), following the Closing, the Buyer shall, and shall cause each member of the Company Group to, defend, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Party with respect to such member from and against any cost, fee and expense (including attorneys’ fees and investigation expenses), judgment, fine, loss, claim, damages, liability and amount paid in settlement or compromise in connection with any Action to the extent that such Action arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Party’s capacity as a director, manager, officer, employee or agent of such member of the Company Group to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Closing or (ii) any of the transactions contemplated by this Agreement.

(b)
On the Closing Date, the Buyer shall pay for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six years from and after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all of the Indemnified Parties on or prior to the Closing Date (the “D&O Insurance”), which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by each member of the Company Group; provided however that if such insurance policy is not available at an annual cost not greater than the amount set forth on Section 7.11(b) of the Company Disclosure Schedule, (the “Insurance Cap”), then Buyer shall maintain, or shall cause the Company Group to maintain, as much comparable insurance as can reasonably be obtained in Buyer’s good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c)
The covenants contained in Section 7.11(a) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other right to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that the Buyer, any member of the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns or transferees of the Buyer or any member of the Company Group, as the case may be, shall succeed to the obligations set forth in Section 7.11(a).

7.12       Paris Transaction Agreements. The Parties agree that nothing in this Agreement shall require Rome or the Company to take any action or not take any action that would conflict with the express rights of Paris under any of the Paris Transaction Agreements and, in the event of any such conflict, the Parties will work in good faith to make such commercially reasonable adjustments to the terms of this Agreement as are necessary to eliminate any such conflict (it being understood that no such adjustment shall alter in any material respect the material rights or obligations of any Party or the benefits expected to be derived from the transactions contemplated hereby by any Party).

7.13       Post-Closing Arrangements. Immediately following the Closing, the Buyer shall cause the Company to duly execute and deliver such documents that are reasonably requested by Rome to terminate the Equity Commitment Letter, and following the Closing until the time of such termination, the Buyer shall cause the Company not to draw down or accept any amounts committed under the terms of the Equity Commitment Letter (and if the Company does so, the Buyer shall cause the Company to promptly return such funds to Rome, without any interest).

7.14       Drag-Along. Within 10 Business Days after the Effective Date, Rome shall deliver to Paris the Drag-Along Sale Notice referred to in Section 2.3(d) of the ROFR and Co-Sale Agreement with respect to the transactions contemplated by this Agreement. Rome shall use its commercially reasonable efforts to procure that Paris shall execute and deliver the Joinder Agreement, as promptly as practicable after the Effective Date. Upon execution and delivery of the Joinder Agreement, Paris shall become a Seller and a Party hereunder solely with respect to the specific provisions of this Agreement set forth in the Joinder Agreement.

7.15       Trademark Phase-Out. As soon as reasonably practicable following the Closing Date (and in any event, within thirty days of the Closing Date), Rome shall, and shall cause each member of the Rome Group, to cease any and all use of the Telavant Trademarks. Notwithstanding the foregoing, nothing herein shall prevent or restrict the Rome Group from using the Telavant Trademarks following the Closing Date: (a) as required by applicable Law or Order, including those incident to the listing of securities on a stock exchange or governing disclosure of publicly traded companies in the United States; or (b) on its website or other public-facing documents or other materials, in each case as reasonably necessary to accurately describe the Rome Group’s historical relationship with the Company Group.

ARTICLE VIII.
CONDITIONS TO ACQUISITION

8.1       Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of each Party to this Agreement to consummate the Acquisition shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by the Parties entitled to the benefit of such condition, at or prior to the Closing, of the following conditions:

(a)
Antitrust Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated, (ii) any agreement with a Governmental Authority entered into in accordance with Section 7.2 not to consummate, or to delay consummation, of the Acquisition shall have expired or been terminated and (iii) the Clearances set forth in Section 8.1(a) of the Company Disclosure Schedule shall have been obtained, as applicable, in the case of each of clauses (i), (ii) and (iii) without the imposition by the applicable Governmental Authority of a Burdensome Condition (other than a Burdensome Condition that Buyer (in its sole discretion) has determined to accept).

(b)
Legal Restraints. No Governmental Authority of competent jurisdiction shall have (i) issued any Order (whether preliminary or permanent) or (ii) enacted any Law after the Effective Date, in each case that (x) remains in effect (or would become effective upon the Closing) and makes illegal or otherwise prohibits consummation of the Acquisition or (y) imposes a Burdensome Condition that Buyer has not (in its sole discretion) determined to accept (collectively, “Legal Restraints”).

8.2        Additional Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Acquisition shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by the Buyer, at or prior to the Closing, of each of the following additional conditions:

(a)	Representations and Warranties.

(i)
The representations and warranties of the Sellers and the Company set forth in this Agreement, as applicable (other than any Fundamental Representations and the representations and warranties set forth in Section 3.3 and 4.8(b)), shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date), and without regard to any materiality, Business Material Adverse Effect or Seller Material Adverse Effect qualifications contained therein, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties set forth in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties set forth in Article IV;

(ii)
the representations and warranties set forth in Section 3.3 shall be true and correct in all respects (other than de minimis respects) as of the Closing Date as though made on and as of each such date;

(iii)	the representation and warranty set forth in Section 4.8(b) shall be true and correct in all respects as of the Closing Date as though made on and as of each such date; and

(iv)
the Fundamental Representations shall be true and correct (A) in all respects, in the case of any such Fundamental Representations that are qualified within the text thereof by any materiality, Business Material Adverse Effect or Seller Material Adverse Effect qualifications or (B) in all material respects, in the case of any such Fundamental Representations that are not so qualified within the text thereof by any such materiality, Business Material Adverse Effect or Seller Material Adverse Effect qualifications, in each case as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b)
Performance of Obligations of the Sellers and the Company. Each of the Sellers and the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by or complied with by it under this Agreement on or prior to the Closing Date.

(c)
Officer’s Certificate. The Buyer shall have received a certificate, dated as of the Closing Date and (i) signed on behalf of Rome by an officer of Rome, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) (insofar as such representations and warranties are made by, or the relevant covenants apply to, Rome) have been satisfied and (ii) signed on behalf of Paris by an officer of Paris (or an agent of Paris), stating that the conditions specified in Section 8.2(a) and Section 8.2(b) (insofar as such representations and warranties are made with respect to, or the relevant covenants apply to, Paris) have been satisfied.

(d)	Seller and Company Deliveries. The Buyer shall have received all of the instruments, documents and considerations described in Section 2.6.

8.3         Additional Conditions to Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the Acquisition shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by Rome, at or prior to the Closing, of each of the following additional conditions:

(a)
Representations and Warranties. (i) The representations and warranties of the Buyer (other than the representations and warranties of the Buyer set forth in Sections 5.1, 5.2(a) and 5.5) set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date, and without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the representations and warranties of the Buyer set forth in Sections 5.1, 5.2(a) and 5.5 shall be true and correct (A) in all respects, in the case of any such representations and warranties that are qualified within the text thereof by any materiality or Buyer Material Adverse Effect qualifications, or (B) in all material respects, in the case of any such representations and warranties that are not so qualified within the text thereof by any such materiality or Buyer Material Adverse Effect qualifications, in each case as of the Closing Date as though made on and as of each such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b)
Performance of Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by or complied with by it under this Agreement on or prior to the Closing Date.

(c)
Officer’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an executive officer of the Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX.
TERMINATION AND AMENDMENT

9.1          Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(b) through 9.1(e), by written notice by the terminating Party to the other Parties):

(a)	by mutual written consent of the Buyer and Rome;

(b)
by either the Buyer or Rome if the Acquisition shall not have been consummated by the date that is nine (9) months from the Effective Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach or failure to perform in any material respect any of its representations, warranties, covenants or agreements under this Agreement has been the primary cause of, or resulted in, the failure of the Acquisition to have been consummated on or before such date;

(c)
by either the Buyer or Rome if any Legal Restraint permanently preventing or prohibiting consummation of the Acquisition shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach or failure to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement has been the primary cause of, or resulted in, such Legal Restraint;

(d)
by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Seller or the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied and (ii) if curable, shall not have been cured upon the earlier of (A) 30 days following receipt by Rome of written notice from the Buyer of such breach or failure to perform and (B) the End Date; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Buyer is then in breach in any material respect of any of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) measured as of such time; or

(e)
by Rome, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied and (ii) if curable, shall not have been cured upon the earlier of (A) 30 days following receipt by the Buyer of written notice from Rome of such breach or failure to perform and (B) the End Date; provided that Rome shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Rome, Paris or the Company is then in breach in any material respect of any of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) measured as of such time.

9.2          Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and have no effect and there shall be no liability or obligation of any Party; provided, however, that, subject to Section 9.3, (a) any such termination shall not relieve any Party from liability for damages for any Willful Breach of, or Fraud by, such Party prior to such termination, and (b) the provisions of Section 6.3 (Confidentiality), Section 9.3 (Termination Fees), Section 9.4 (Fees and Expenses), Section 9.5 (Amendment), Section 9.6 (Extension; Waiver), this Section 9.2 (Effect of Termination), Article X (Miscellaneous) and Article I (to the extent related to the foregoing) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3          Termination Fees.

(a)
In the event that the Buyer or Rome terminates this Agreement pursuant to Sections 9.1(b) (End Date) or Section 9.1(c) (Legal Restraints) (with respect to Section 9.1(c) (Legal Restraints), solely to the extent the applicable Legal Restraint arises under any Antitrust Law) and, at the time of such termination, (i) the conditions set forth in at least one of Section 8.1(a) (Antitrust Approvals) or Section 8.1(b) (Legal Restraints) (with respect to Section 8.1(b) (Legal Restraints), solely to the extent the failure of such condition to be satisfied arises as a result of a Legal Restraint under any Antitrust Law) shall not have been satisfied or validly waived and the failure of any such condition to be satisfied shall not have been the result of any breach of, or failure to performs its obligations under, this Agreement by any Seller or the Company and (ii) all of the other conditions set forth in Article VIII have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing, provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Buyer shall, upon the written request of the Company (such request to be delivered to the Buyer no later than thirty (30) days following the date of termination of this Agreement) (a “Termination Fee Request”), pay to the Sellers (in accordance with their respective Pro Rata Portions) an aggregate fee equal to $[ * * * ] (the “Termination Fee”), by wire transfer on the second Business Day following delivery of such request. In the event the Company does not deliver a Termination Fee Request in accordance with the preceding sentence (a “Termination Fee Forfeiture”), (A) each Seller shall be deemed to have irrevocably waived its right to receive its Pro Rata Portion of the Termination Fee and (B) the Company and the Sellers shall be entitled to pursue all other available remedies (subject to Section 9.2). In no event shall the Buyer be required to pay the Termination Fee on more than one occasion.

(b)
The Parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the Acquisition, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Buyer fails promptly to pay the Termination Fee when required by Section 9.3(a), and, in order to obtain such payment, any Seller commences a suit that results in a final, non-appealable judgment against the Buyer for such Seller’s Pro Rata Portion of the Termination Fee, the Buyer shall pay to the applicable Seller its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on such Seller’s Pro Rata Portion of the Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal, in effect on the date such payment was required to be made.

(c)
In the event the Company delivers a Termination Fee Request and the Termination Fee is paid to the Sellers pursuant to Section 9.3(a), such payment of the Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the Sellers and the Company against the Buyer for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Acquisition (or the failure of the Acquisition to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement, and upon payment of the Termination Fee, the Buyer shall not have any further monetary liability or obligation relating to or arising out of this Agreement or the Acquisition, and none of the Sellers or the Company shall seek to recover any other monetary damages; provided, that nothing in this Section 9.3(c) shall be deemed to limit the remedies or damages of the Company or any Seller in the event of a Termination Fee Forfeiture.  Each Party further acknowledges that, other than in the case of a Termination Fee Forfeiture, the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that shall compensate the Sellers in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

9.4       Fees and Expenses. Except as expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Acquisition is consummated.

9.5        Amendment. This Agreement may not be amended or modified except by an instrument in writing making specific reference to this Agreement and signed on behalf of each of the Parties.

9.6        Extension; Waiver. At any time prior to the Closing, a Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive (with respect solely to such waiving Party) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive (with respect solely to such waiving Party) compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party making specific reference to this Agreement. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X.
MISCELLANEOUS

10.1       Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (provided that a “bounceback” or notice of non-receipt by return electronic mail from the recipient is not received) or facsimile transmission, and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

(a)	if to the Buyer and, after the Closing, the Company, to:

Roche Holdings, Inc.
1 DNA Way
South San Francisco
California 94080
Attention:	General Counsel
Facsimile:	[***]

with a copy to (which shall not constitute notice):

F. Hoffman-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention:	Group Legal Department
Email:	[***]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Marc O. Williams;
Brian Wolfe
Email:	marc.williams@davispolk.com;
brian.wolfe@davispolk.com

(b)	if to Rome and, prior to the Closing, the Company, to

Roivant Sciences Ltd.
7th Floor
50 Broadway
London SW1H 0BD
United Kingdom
Attention: Roivant Legal
Email: [***]

with a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022

Attention:	Damien R. Zoubek;
Jenny Hochenberg;
Adam H. Golden
Email:	damien.zoubek@freshfields.com;
jenny.hochenberg@freshfields.com;
adam.golden@freshfields.com

10.2       Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Exhibits hereto and other documents and instruments referred to herein that are to be delivered at the Closing) and any other written agreement entered into between or among any of the Parties on the date of this Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3       No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder except Sections 2.2(c), 7.9 and 7.11.

10.4        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of each other Party, and any such assignment without such prior written consents shall be null and void, except that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates; provided, however, that (a) the Buyer shall provide prior written notice of such assignment to the Sellers, (b) such Affiliate shall agree in a writing reasonably satisfactory to the Sellers, for the benefit of the Sellers, to be bound by the terms and conditions of this Agreement, (c) such transfer or assignment shall not relieve the Buyer of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of the Sellers or due to the Buyer and (d) such assignment shall not result in any adverse Tax consequences to any Seller or Company RSU Holder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.5       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6       Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

10.7        Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, regardless of the inclusion or exclusion or “without limitation” or words of similar import; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (d) “date hereof” refers to the Effective Date; (e) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (f) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (g) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) references to a person or entity are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a Law include any amendment or modification to such Law and any rules, regulations and delegated legislation issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the Effective Date; (l) references to any Governmental Authority include any successor Governmental Authority thereto; (m) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (n) “made available to,” “delivered” and phrases of similar import mean, with respect to any information, document or other material, that such information, document or material was made available for review at least two days prior to 12 pm on the Effective Date in the virtual data room entitled “Vision” at datasite.com and created for purposes of the Acquisition and (o) any Contract or instrument defined or referred to herein means such Contract or instrument as from time to time amended, modified or supplemented, whether or not so specified. In the event that any Seller converts any shares of such Seller’s Preferred Stock into Common Stock in accordance with the Company’s Constitutive Documents, any references to the Company Shares in this Agreement shall be deemed to refer to the shares of Common Stock issued upon such conversion in lieu of such shares of Preferred Stock that have been so converted, mutatis mutandis. In the event that any Seller transfers any shares of such Seller’s Company Shares to a transferee in accordance with Section 3.1 of the ROFR and Co-Sale Agreement, any references to such Seller in this Agreement shall be deemed to refer to such transferee with respect to such Company Shares and such transfer shall be subject to such transferee agreeing in writing (in a form and substance reasonably acceptable to Buyer) for the benefit of the Buyer to be bound by the terms and conditions of this Agreement as the applicable transferring Seller hereunder with respect to all of such Company Shares. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

10.8       Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

10.9       Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree that (a) by seeking any remedy provided for in this Section 10.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 10.9 shall require any Party to institute any Action for (or limit such Party’s right to institute any Action for) specific performance under this Section 10.9 before exercising any other right under this Agreement. Each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that another Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

10.10    Submission to Jurisdiction. With respect to any Action resulting from, concerning, relating to or arising out of this Agreement, each of the Parties irrevocably and unconditionally consents and submits to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not accept jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof. In any such Action resulting from, concerning, relating to or arising out of this Agreement, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (a) any claim that it is not subject to the jurisdiction of the above courts, (b) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (c) that such Action is brought in an inconvenient forum, (d) that the venue of such Action is improper or (e) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any such Action shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 10.10, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.1, with the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing in this Section 10.10 shall affect the right of any Party to serve process in any other manner permitted by Law.

10.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL CONCERNING THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.12     Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article III or Article IV, as the case may be, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from the content and context of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Seller Material Adverse Effect or Business Material Adverse Effect, or is outside the Ordinary Course.

10.13     Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except with respect to (a) Fraud in respect of any representation and warranty set forth is this Agreement, in which case the applicable representation or warranty shall survive Closing, solely with respect to such Fraud and solely until any claim related thereto is finally resolved, (b) those covenants and agreements of the Parties contained in this Agreement that by their terms contemplate performance at or after the Closing, which shall survive the Closing in accordance with their respective terms, (c) this Article X (and any corresponding definitions set forth in Article I or elsewhere in this Agreement) and (d) for the avoidance of doubt, the acknowledgements and agreements set forth in Sections 3.5, 3.6, 4.27, 4.28, 5.7 and 5.8 shall survive indefinitely.

10.14      Joint Negotiation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties each hereby acknowledge that this Agreement reflects an agreement between sophisticated Parties derived from arm’s-length negotiations. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

10.15      Waiver of Conflicts; Privilege.

(a)
The Buyer acknowledges and agrees that Freshfields Bruckhaus Deringer US LLP (“Freshfields”) has acted as counsel to the Company and Rome in connection with this Agreement and the transactions contemplated hereby.

(b)
The Buyer hereby consents and agrees to, and agrees to cause the Company Group to consent and agree to, Freshfields representing Rome and its Affiliates (collectively, the “Rome Parties”) after the Closing with respect to disputes in which the interests of the Rome Parties may be directly adverse to the Buyer and its Subsidiaries (including, after the Closing, the Company Group). The Buyer further consents and agrees to, and agrees to cause the Company Group to consent and agree to, the communication by Freshfields to the Rome Parties in connection with any such representation of any fact known to Freshfields arising by reason of Freshfields’s prior representation of the Company in connection with this Agreement and consummation of the transactions contemplated hereby.

(c)
In connection with the foregoing, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Group to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Freshfields’s prior representation of the Company in connection with this Agreement and consummation of the transactions contemplated hereby and (ii) Freshfields’s representation of the Rome Parties prior to and after the Closing.

(d)
The Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Freshfields, the Company Group and/or any Rome Party, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Rome Parties, shall be controlled by Rome on behalf of the Rome Parties and shall not pass to or be claimed by the Buyer or the Company Group. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Rome Parties, shall be controlled by Rome on behalf of the Rome Parties and shall not pass to or be claimed by the Buyer or the Company Group.

(e)
Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any member of the Company Group, on the one hand, and a Third Party other than a Rome Party, on the other hand, the Buyer or such member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such Third Party; provided, however, that none of the Buyer or any member of the Company Group may waive such privilege without the prior written consent of Rome.

(f)
To the extent that files or other materials maintained by Freshfields constitute property of its clients, only the Rome Parties shall hold such property rights and Freshfields shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Freshfields, on the one hand, and the Company, on the other hand.

(g)
The Buyer agrees that it shall not, and that following the Closing it shall cause the Company Group not to, access or use the Deal Communications, including by way of review of any electronic data, communications or other information, by seeking to have any Rome Party waive the attorney-client or other privilege, or by otherwise asserting that the Buyer or the Company has the right to waive the attorney-client or other privilege.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Buyer, the Company and the Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
Name: Bruce Resnick
Title: Vice President

ROIVANT SCIENCES LTD.

By:	/s/ Matt Maisak
Name: Matt Maisak
Title: Authorized Signatory

TELAVANT HOLDINGS, INC.

By:	/s/ Frank Torti
Name: Frank Torti
Title: Director

EXHIBIT C

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) to that certain Stock Purchase Agreement dated as of October 22, 2023 (as it may be amended, supplemented or otherwise modified, the “Agreement”), by and among Roche Holdings, Inc., a Delaware corporation (the “Buyer”), Roivant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Rome”), and Telavant Holdings, Inc., a Delaware corporation (the “Company”), is made and entered into as of October 22, 2023 by Rome and Pfizer Inc., a Delaware corporation (“Paris”) (collectively with Rome, the “Sellers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, (a) Rome is the beneficial owner and holder of record of 70,000,000 shares of Common Stock and 35,000,000 shares of Series A-1 Preferred Stock (collectively, the “Rome Company Shares”) and (b) Paris is the beneficial owner and holder of record of 35,000,000 shares of Series A-2 Preferred Stock (the “Paris Company Shares” and, together with the Rome Company Shares, the “Company Shares”);

WHEREAS, the Agreement provides for the purchase by the Buyer from the Sellers, and the sale by the Sellers to the Buyer, of all of the Company Shares upon the terms and subject to the conditions of the Agreement (such purchase and sale, together with all other transactions contemplated by the Agreement, the “Acquisition”);

WHEREAS, the Acquisition implies a valuation of the Company of at least $400,000,000 and constitutes a “Solitary Drag Along Sale” under and for purposes of the Right of First Refusal and Co-Sale Agreement, dated as of November 21, 2022, by and among the Company, Rome and Paris (the “ROFR & Co-Sale Agreement”); and

WHEREAS, Rome has requested that Paris participate in the Acquisition as set forth in Section 2.3 (Drag Along Rights) of the ROFR & Co-Sale Agreement on the terms and conditions set forth in this Joinder and the Agreement, and has delivered to Paris the Drag-Along Sale Notice referred to in Section 2.3(d) of the ROFR & Co-Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rome and Paris agree as follows:

1.
Paris hereby accedes to the Agreement as “Paris” and a “Seller” thereunder and agrees to be subject to, and bound by, all terms and provisions of the Agreement specifically applicable to “Paris” or a “Seller” thereunder and to have all the rights and obligations of “Paris” and the “Sellers” (or any and each “Seller”) thereunder and as provided therein, in each case with the same force and effect as if it had executed and delivered the Agreement as of the Effective Date;

2.
In addition to the foregoing, Paris hereby acknowledges and accepts the provisions of Section 2.5 (Actions in Connection with the Closing), Article III (Seller Representations and Warranties) (other than Section 3.4), Section 7.2(a), Section 7.2(d) and Section 7.2(e) (Consents and Regulatory Approvals), Section 7.4 (Public Disclosure), Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees), Section 9.4 (Fees and Expenses), Section 10.2 (Entire Agreement), Section 10.5 (Severability), Section 10.7 (Interpretation), Section 10.8 (Governing Law), Section 10.9 (Remedies), Section 10.10 (Submission to Jurisdiction), Section 10.11 (Waiver of Jury Trial), Section 10.13 (Non-Survival or Representations, Warranties and Covenants) and Section 10.14 (Joint Negotiation) (other than the first sentence thereof) and any references therein to the “Parties” or a “Party” shall be deemed to include Paris. For the avoidance of doubt, Paris shall not be deemed to be a “Party” to the Agreement for purposes of any other provisions, except (a) those Sections set forth above in this paragraph 2 and (b) those provisions specifically applicable to “Paris” or the “Sellers” (or any or each “Seller”) as set forth in paragraph 1 above.

3.
Paris hereby (a) makes all of the representations and warranties set forth in Article III of the Agreement (other than the representations and warranties set forth in Section 3.4 of the Agreement) and (b) agrees to deliver the certificate required to be delivered pursuant to Section 8.2(c)(ii) of the Agreement on, or prior to, the Closing Date.

4.
Rome and Paris hereby agree that effective as of immediately following the Closing, each of the Paris Transaction Agreements and the Stock Purchase Agreement, dated November 21, 2022, by and among Rome, Paris and the Company (collectively, the “Terminated Paris Agreements”) shall automatically terminate and Rome shall have no further (and shall be irrevocably and unconditionally released and discharged from any and all) obligations or liabilities thereunder, and the Terminated Paris Agreements shall be of no further force and effect.

5.
Paris hereby agrees that it shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any agreement with respect to the Acquisition, as may be reasonably required at the request of Rome in order to carry out the terms and provisions of Section 2.3 of the ROFR & Co-Sale Agreement and consummate the Acquisition.

6.
Rome hereby agrees that this Joinder shall automatically terminate and become void in the event that the Agreement is (x) amended or otherwise modified, without the prior written consent of Paris, in a manner such that the Acquisition would no longer constitute a “Solitary Drag Along Sale” under the ROFR & Co-Sale Agreement or otherwise in a manner such that the requirements of Section 2.3(b) or Section 2.3(f) of ROFR & Co-Sale Agreement would cease to be satisfied with respect to the Acquisition (it being acknowledged by Paris that the Agreement and the terms and conditions of the Acquisition, as in effect on the date hereof, comply with all requirements of Section 2.3 of the ROFR & Co-Sale Agreement and Rome is entitled to its drag-along rights specified therein with respect thereto); provided, however, that, for the avoidance of doubt, except as expressly set forth in this paragraph 6, nothing in this Joinder shall be deemed to prevent or otherwise restrict (or grant Paris a consent right with respect to) any amendments, waivers or other modifications to the Agreement as may be agreed between Rome, the Company and the Buyer or (y) terminated in accordance with its terms.

7.
All notices and other communications to be given to Paris in connection with the Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (provided that a “bounceback” or notice of non-receipt by return electronic mail from the recipient is not received), and shall be directed to the address set forth below (or at such other address as Paris shall designate by like notice):

Pfizer Inc.
66 Hudson Boulevard East
New York, NY 10001-2192
Attention: General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Lowell Dashefsky, David Menchel
Email: Lowell.Dashefksy@arnoldporter.com,
David.Menchel@arnoldporter.com

8.
This Joinder and the Agreement (including the Company Disclosure Schedule and the Exhibits thereto and other documents and instruments referred to therein that are to be delivered at the Closing) constitutes the entire agreement among between Rome, Paris and the Buyer and supersedes any prior understandings, agreements or representations by or among Rome, Paris and the Buyer, or any of them, written or oral, with respect to the subject matter hereof.

9.	The Buyer shall be an express third-party beneficiary of this Joinder, with the right to enforce the terms and conditions of this Joinder.

10.
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm would occur if any of the provisions of this Joinder were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Joinder and to enforce specifically the terms and provisions of this Joinder in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that (a) by seeking any remedy provided for in this paragraph 10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Joinder and (b) nothing contained in this paragraph 10 shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this paragraph 10 before exercising any other right under this Joinder. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that another party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.
The following provisions from the Agreement shall be deemed incorporated into this Joinder as if set forth herein, mutatis mutandis: Section 10.4 (Assignment), Section 10.5 (Severability), Section 10.6 (Counterparts and Signature), Section 10.7 (Interpretation), Section 10.8 (Governing Law), Section 10.10 (Submission to Jurisdiction) and Section 10.11 (WAIVER OF JURY TRIAL).

12.
This Joinder may not be amended or modified without the prior written consent of the Buyer. Additionally, neither this Joinder nor any of the rights, interests or obligations under this Joinder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either Rome or Paris without the prior written consent of the Buyer, and any such assignment without such prior written consent shall be null and void.

[Signature Page Follows.]

IN WITNESS WHEREOF, Paris and Rome have caused this Joinder to be signed by their respective officers thereunto duly authorized as of the date first written above.

PFIZER INC.

By:
Name:
Title:

ROIVANT SCIENCES LTD.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EXHIBIT G

Milestone Payment

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.          Milestones.

(a)        Subject to the remainder of this Exhibit G, if the Closing shall have occurred, upon the first occurrence of the milestone event described in the table set forth below by the Buyer or any Buyer Party with respect to any Milestone Product (the “Milestone Event”), the Buyer shall pay or cause to be paid cash in an amount equal to the milestone payment listed next to such Milestone Event below (the  “Milestone Payment”) in accordance with Section 2 of this Exhibit G and Section 2.7 of the Agreement. The Milestone Event and corresponding Milestone Payment is as follows:

Milestone Event	Milestone Payment
Initiation of a Phase 3 Clinical Trial of a Milestone Product in the UC Indication [***].	$150,000,000

(b)        Notwithstanding anything to the contrary in the Agreement or this Exhibit G, (i) the maximum aggregate amount the Buyer and any other Buyer Party shall be obligated to pay pursuant to this Exhibit G shall be $150,000,000, (ii) the Milestone Event may not be achieved more than one time, (iii) no more than one Milestone Payment shall be payable with respect to the Milestone Event and (iv) the Milestone Payment for the Milestone Event shall not be payable more than one time (regardless of (A) the number of additional times the Milestone Event is achieved and (B) the number of subsequent Milestone Products achieving the Milestone Event). Buyer and each Seller acknowledges and agrees that it is possible that, without any breach of the Agreement, this Exhibit G or any other document entered into with respect to the transactions contemplated by the Agreement by the Buyer or any of the Buyer Parties, the Milestone Event may not be timely achieved, in which case the Milestone Payment will not be made.

2.          Notice and Payment.

(a)         The Milestone Payment to be made by or on behalf of the Buyer pursuant to this Exhibit G and the Agreement shall be made in U.S. dollars and shall be paid by wire transfer of immediately available funds in accordance with Section 2.7 of the Agreement.

(b)       No later than ten (10) Business Days after the occurrence of the Milestone Event, the Buyer shall provide written notice to each Seller of the occurrence of the Milestone Event. Promptly upon receipt of such notice, Rome shall issue a payment request to the Buyer on behalf of the Sellers and the Company RSU Holders for the Buyer to make payment of the corresponding Milestone Payment in accordance with Section 2.7 of the Agreement, and the Buyer shall make such payment within [***] of receipt of such request.

3.         Diligence Obligations.  From and after the Closing, the Buyer Parties shall have the right, in their sole and absolute discretion, to direct and control the use, research, Development, Manufacture and Commercialization of all Milestone Products in all respects, including the determination to test, Develop, pursue, market, make any Regulatory Filings with respect to, or make any strategic decisions affecting, such Milestone Products. [***].

4.          Divestitures.  If at any time after the Closing [***], the Buyer or the Company Group divests or transfers (by way of merger, consolidation, asset acquisition or sale, exclusive license, exclusive sublicense, sale, assignment or other similar transfer) (a “Divestiture”) to a Third Party all or substantially all of the Buyer’s or the Company Group’s right, title and interest in and to any Milestone Product and the Intellectual Property assets related to the same (collectively, “Divested Assets” and the party receiving any Divested Assets the “Transferee”), the Buyer will: (a) make provision for the Transferee to assume and succeed to the obligations of the Buyer set forth in this Exhibit G and any related payment obligations under the Agreement with respect to the Milestone Event; and (b) prior to or simultaneously with the consummation of any such Divestiture, cause such Transferee to provide to Rome an instrument of assumption in a form reasonably acceptable to Rome, for the benefit of the Sellers, effecting the assumption and succession described in the foregoing clause (a).

5.          Definitions.  For the purposes of this Exhibit G:

“Buyer Parties” means the Buyer and its Affiliates (including after the Closing, the Company Group), and, with respect to any Milestone Products, any of their successors, permitted assigns, licensees, sublicensees, contractors or subcontractors.

“Commercially Reasonable Efforts” means, with respect to any obligation for any Milestone Product, [***].

“Indication” means a disease or medical condition for which a Milestone Product is directed with the aim of receiving Regulatory Approval for the treatment of such disease or medical condition with such Milestone Product.

“Initiation” means, with respect to a Clinical Trial for any Indication, [***]. “Initiate” has a correlative meaning.

“Milestone Product” means a Program Product containing or comprising the TL1A Monoclonal Antibody RVT-3101 developed by any Buyer Party whether as a monotherapy or a combination product/therapy, and regardless of finished form, formulation or dosage, whereby the composition of matter of such TL1A Monoclonal Antibody is Covered by at least one Valid Claim.

“UC Indication” means ulcerative colitis.

“Valid Claim” means a claim of any issued and unexpired United States Patent included in the Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property as of the Closing that has not been held to be permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction in a final decision that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid, unenforceable or unpatentable, including through reissue, re-examination or disclaimer or otherwise.

*     *     *     *     *